     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1997


                                                      REGISTRATION NO. 333-23343
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                      TOTAL ENTERTAINMENT RESTAURANT CORP.

             (Exact name of Registrant as specified in its charter)

                DELAWARE                                     5812                                    52-2016614
    (State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
     incorporation or organization)              Classification Code Number)                   Identification Number)

                               300 CRESCENT COURT
                            BUILDING 300, SUITE 850
                              DALLAS, TEXAS 75201
                                 (214) 754-0414
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                                JAMIE B. COULTER
                             CHAIRMAN OF THE BOARD
                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                               300 CRESCENT COURT
                            BUILDING 300, SUITE 850
                              DALLAS, TEXAS 75201
                                 (214) 754-0414
           (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)
                            ------------------------

                                   COPIES TO:

                 STEVEN WOLOSKY, ESQ.                                     JEFFREY D. SAPER, ESQ.
               JEFFREY S. SPINDLER, ESQ.                                J. ROBERT SUFFOLETTA, ESQ.
        OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP                    WILSON SONSINI GOODRICH & ROSATI, P.C.
                    505 PARK AVENUE                                         650 PAGE MILL ROAD
               NEW YORK, NEW YORK 10022                                 PALO ALTO, CALIFORNIA 94304
                    (212) 753-7200                                            (415) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JUNE 24, 1997



                                2,100,000 SHARES


                      TOTAL ENTERTAINMENT RESTAURANT CORP.

                                  COMMON STOCK


     All of the shares of Common Stock offered hereby are being sold by Total Entertainment Restaurant Corp. (the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $8.50 and $9.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the trading symbol "TENT."


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================

                                               Price to     Underwriting    Proceeds to
                                                Public      Discount (1)  Company (2)(3)
-----------------------------------------------------------------------------------------
Per Share...................................        $             $              $
Total(3)....................................        $             $              $
=========================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.


(2) Before deducting expenses payable by the Company estimated at $725,000.



(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 315,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $         , the Underwriting Discount will
    total $         and the Proceeds to Company will total $         . See
    "Underwriting."


    The shares of Common Stock are offered by the several Underwriters named herein when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of certificates representing the shares will be made against payment
therefor at the office of Montgomery Securities on or about          , 1997.

                            ------------------------

                             MONTGOMERY SECURITIES

                                            , 1997

                         [THIS PAGE CONTAINS PHOTOS OF
               THE COMPANY'S ENTERTAINMENT RESTAURANT LOCATIONS.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."


     Fox & Hound(R) and Bailey's Sports Grille(R) are registered service marks of the Company. This Prospectus also includes service marks or trademarks of corporations other than the Company. The trademarks on the labels and syphon handles shown in the photographs in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements (including the notes thereto) appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes (i) the completion of a 79-for-1 stock dividend prior to the date of this Prospectus and (ii) no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Total Entertainment Restaurant Corp. (the "Company") currently owns and operates 12 entertainment restaurant locations under the Fox & Hound ("Fox & Hound") and Bailey's Sports Grille ("Bailey's") brand names. The Company's entertainment restaurant locations combine a comfortable and inviting social gathering place, full menu and full service bar, state-of-the-art audio and video systems for sports entertainment, traditional games of skill such as pocket billiards and a late-night dining and entertainment alternative all in a single location. The Company's entertainment restaurant locations appeal to a broad range of guests who can participate in one or more aspects of the Company's total entertainment and restaurant experience. Fox & Hound and Bailey's encompass the Company's multi-dimensional concept and serve both larger urban and smaller regional markets. The first Bailey's was opened in Charlotte, North Carolina in 1989 and the first Fox & Hound was opened in Arlington, Texas in 1994. The Company currently owns and operates three Fox & Hounds and nine Bailey's in Arkansas, Indiana, North Carolina, South Carolina, Tennessee and Texas.

     The Company believes that its versatile entertainment restaurant concept will enable the Company to distinguish itself as the leader in this market segment. Management's strategy for attaining this leadership position is based on the following key elements: (i) provide guests with a wide variety of entertainment and dining options; (ii) leverage management's experience to secure favorable real estate sites, control costs and implement proven operating procedures; (iii) expand rapidly through selected geographic markets in the United States; (iv) utilize both the Fox & Hound and Bailey's brand names to target different market segments; and (v) provide high quality food and beverages, entertainment and customer service.


     The Company's management team has extensive experience in the restaurant business and has successfully developed and operated multi-unit concepts in a variety of geographic markets throughout the United States. The Company intends to open five entertainment restaurant locations in 1997 (one of which was opened in March 1997) and 20 locations in each of 1998 and 1999. Management expects that these future locations will range from 6,500 to 10,000 square feet. The Company is currently evaluating markets familiar to its management team and is actively negotiating additional leases at a number of sites. The Company expects to manage this growth by employing the services and infrastructure provided by Coulter Enterprises, Inc. to centralize its accounting and administrative controls.


     The Company, which was incorporated in Delaware in February 1997, was formed to acquire the Bailey's and Fox & Hound concept and their existing locations. The Company currently operates its Bailey's locations through its subsidiary Bailey's Sports Grille, Inc. and its Fox & Hound locations through separate subsidiary limited partnerships. The Company anticipates that future entertainment restaurant locations will be operated by separate subsidiary corporations in the states in which it will own and operate locations. The Company's principal executive offices are located at 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201. The Company's telephone number is
(214) 754-0414.

                                  THE OFFERING


Common Stock offered hereby......................  2,100,000 shares
Common Stock to be outstanding after the
  Offering.......................................  10,100,000 shares(1)
Use of Proceeds..................................  To finance the expansion and development of additional entertainment restaurant
                                                   locations, to repay indebtedness and for
                                                   general corporate purposes. See "Use of
                                                   Proceeds."
Risk Factors.....................................  The purchase of the Common Stock offered hereby involves a high degree of risk
                                                   including the Company's limited operating
                                                   history, new management, small unit base,
                                                   expansion strategy and future capital
                                                   requirements. See "Risk Factors."
Nasdaq National Market symbol....................  "TENT"


---------------

(1) Does not include (i) 1,500,000 shares reserved for issuance under the Company's 1997 Incentive and Nonqualified Stock Option Plan (the "1997 Plan"), of which options to purchase 800,348 shares will be granted on the date of this Prospectus and (ii) 150,000 shares reserved for issuance under the Company's 1997 Directors Stock Option Plan (the "Directors Plan"), of which options to purchase 50,000 shares will be granted on the date of this Prospectus. See "Management -- Stock Option Plans."


                                SECTION 351 EXCHANGE

     On February 20, 1997, the Company effected an exchange (the "Exchange") of property under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), with the stockholders of four corporations (the "Subsidiary Corporations") and certain limited partners of four Texas limited partnerships (the "Subsidiary Limited Partnerships"). Pursuant to the Exchange, the Company became the owner of the eight then-existing Bailey's locations and the three Fox & Hound locations. The Company issued 8,000,000 shares of its common stock, $0.01 par value (the "Common Stock"), in exchange for all of the outstanding stock of the Subsidiary Corporations and the outstanding limited partnership interests of the Subsidiary Limited Partnerships not owned by the Subsidiary Corporations. The Subsidiary Corporations and Subsidiary Limited Partnerships thereby became wholly-owned subsidiaries of the Company. All references to the Company in this Prospectus are to Total Entertainment Restaurant Corp., a Delaware corporation, and its subsidiaries, including the Subsidiary Limited Partnerships. See "Certain Transactions."

                 SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth certain historical financial and operating data for Bailey's Sports Grille, Inc. and the three Fox & Hound locations (the "Fox & Hound Entertainment and Restaurant Group"). The table also sets forth summary pro forma financial data for the Company as if the Exchange had occurred on January 1, 1996. The Company's pro forma statement of operations data for the twelve weeks ended March 19, 1996 and March 25, 1997 and the balance sheet data as of March 25, 1997 are unaudited and have been prepared by management solely to facilitate comparison and do not represent the actual results of operations for the periods presented. The pro forma financial data does not purport to be indicative of the results of operations to be expected in the future. The financial data below should be read in conjunction with all the historical and pro forma financial statements, including the notes thereto, and the information under "Selected Historical Financial Data," "Pro Forma Combined Condensed Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma information is not necessarily indicative of what the Company's results of operations would have been for the periods indicated.



                                                 HISTORICAL
                    ---------------------------------------------------------------------
                                                                       FOX & HOUND
                                                                    ENTERTAINMENT AND                    THE COMPANY
                         BAILEY'S SPORTS GRILLE, INC.(1)             RESTAURANT GROUP                   PRO FORMA(2)
                    ------------------------------------------   ------------------------   -------------------------------------
                                                                                                               12 WEEKS ENDED
                             YEAR ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,     YEAR ENDED     ---------------------
                    ------------------------------------------   ------------------------   DECEMBER 31,    MARCH 19,   MARCH 25,
                     1992     1993     1994     1995     1996     1994     1995     1996        1996          1996        1997
                    ------   ------   ------   ------   ------   ------   ------   ------   -------------   ---------   ---------
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND NUMBER OF LOCATIONS)
STATEMENT OF
  OPERATIONS DATA:
Net sales.........  $1,069   $1,340   $2,928   $5,333   $9,312   $  730   $2,618   $5,506      $14,818      $   3,232   $   4,084
Income (loss) from
  operations......     234      290      316      726    1,709      (83)     109      420        1,905            516         495
Income (loss)
  before income
  taxes...........     204      274      250      602    1,502      (84)      96      364        1,271            387         304
Provision for
  income
  taxes(3)........      --       --       --       --       --       --       --       --          476            145         114
Net income
  (loss)..........  $  204   $  274   $  250   $  602   $1,502   $  (84)  $   96   $  364      $   795      $     242   $     190
Average shares
  outstanding.....                                                                           8,000,000      8,000,000   8,000,000
Net income per
  share(4)........                                                                             $  0.10      $    0.03   $    0.02
OPERATING DATA:
Annualized average
  weekly sales per
  location(5).....  $  535   $  670   $  925   $1,123   $1,352   $1,165   $1,252   $1,801      $ 1,491      $   1,556   $   1,578
Number of
  locations at
  period end(6)...       2        2        4        6        8        2        3        3           11              9          12
Number of store
  operating
  weeks(7)........     104      104      162      246      357       32      107      159          516            108         134



                                                                                                    THE COMPANY
                                                                                                  MARCH 25, 1997
                                                                                           -----------------------------
                                                                                           HISTORICAL     AS ADJUSTED(8)
                                                                                           ----------     --------------
BALANCE SHEET DATA:
Working capital (deficit)................................................................   $(10,130)        $  6,722
Total assets.............................................................................     14,189           20,205
Revolving note payable...................................................................     10,836               --
Stockholders' equity.....................................................................      1,620           18,472


---------------


(1) Bailey's operates on a 52 or 53 week fiscal year ending on the last Tuesday in December. Bailey's 1996 fiscal year was comprised of 53 weeks. The Company will operate on a 52 or 53 week fiscal year ending on the last Tuesday in December.


(2) The pro forma statement of operations data gives effect to the Exchange as if it occurred on January 1, 1996. See "Pro Forma Combined Condensed Financial Statements."

(3) No income tax provision is presented for the historical results of Bailey's Sports Grille, Inc. or Fox & Hound Entertainment and Restaurant Group as the entities operated as either Subchapter S corporations or as partnerships and were not subject to income taxes at the entity level.

(4) Gives effect to all shares of Common Stock outstanding immediately following the consummation of the Exchange and prior to the closing of this Offering as though they were outstanding since January 1, 1996.

(5) Annualized average weekly sales per location are computed by dividing net sales for full weeks open during the period by the number of store operating weeks, and multiplying the result by fifty-two.


(6) There were no locations closed during the periods presented. Therefore, the incremental change in the number of locations open at the end of each period represents the number of locations opened during such period. No new locations were opened during the twelve weeks ended March 19, 1996. One new location was opened during the twelve weeks ended March 25, 1997.


(7) Store operating weeks represents the number of full weeks all locations were open during the period.


(8) Adjusted to reflect the sale of the 2,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. Prospective purchasers should carefully consider the following information in addition to the other information contained in this Prospectus in evaluating an investment in the Common Stock offered hereby.


     Limited Operating History; New Company Management. The Company was formed in February 1997 and pursuant to the Exchange became the owner of the Bailey's and Fox & Hound concept and their existing locations. Prior to the Exchange, Bailey's and Fox & Hound were operated as two separate entities. The executive officers of the Company have all joined the Company subsequent to the Exchange. See "Management." Accordingly, the historical operations and financial results of Bailey's and Fox & Hound do not reflect the impact of the Company's current management. Furthermore, only three of the Company's entertainment restaurant locations have been in operation for more than three years. Accordingly, the Company and its existing management have a limited operating history upon which investors may evaluate the Company's performance and there can be no assurance that the Company will be able to increase its revenues or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Small Unit Base. The Company currently owns and operates only 12 entertainment restaurant locations, of which nine are Bailey's and three are Fox & Hounds. Of these locations, the Company believes only one Fox & Hound in Dallas (Midway), Texas and the four most recently opened Bailey's reflect management's expectations as to the layout and decor of future locations. There can be no assurance that future locations will achieve the sales levels or reflect the unit economics of the existing locations. Consequently, the revenues and earnings achieved to date by the Company's relatively small and concentrated unit base may not be indicative of the future operating results of a larger number of locations. Furthermore, because of the Company's relatively small unit base, the operating results of any one location or the lack of success of any new location will have a more significant effect on the Company's results of operations than would be the case in a larger company with a significantly larger unit base.


     Expansion Strategy. The Company intends to pursue an aggressive expansion strategy by opening five entertainment restaurant locations in 1997 (one of which was opened in March 1997) and 20 locations in each of 1998 and 1999. The Company's ability to expand will depend on a number of factors, including identification of suitable locations, negotiation of favorable lease terms, availability, staffing, training and retention of skilled management and hourly personnel, securing required governmental approvals and permits, adequately supervising construction, securing adequate financing, obtaining necessary equipment and other factors, some of which are beyond the control of the Company. Future operating results may be adversely affected by costs and problems associated with developing new entertainment restaurant locations over a short period of time. There can be no assurance that the Company will be able to open all of its planned new entertainment restaurant locations or that such newly opened locations can be operated profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Expansion Plans."


     Future Capital Requirements. The Company plans to incur substantial costs over the near term in connection with its expansion plans. The Company believes that the net proceeds from this Offering, anticipated cash flow from operations and funds anticipated to be available from a credit facility will be sufficient to satisfy the Company's working capital and capital expenditure requirements through 1999. There can be no assurance, however, that changes in the Company's operating plans, acceleration of the Company's expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will not cause the Company to seek additional financing sooner than anticipated. There can be no assurance that such additional financing will be available on acceptable terms or at all.

     Geographic Concentration; Dependence on Discretionary Spending. The success of the Company's business and its operating results are dependent on discretionary spending by consumers, particularly by consumers living in the communities in which the Company's units are located. Currently, the Company's units are concentrated in six states, Arkansas, Indiana, North Carolina, South Carolina, Tennessee and Texas. A significant weakening in any of the local economies in which the Company operates or is planning to operate may cause the residents of such communities to curtail discretionary spending which, in turn, could have a material adverse effect on the results of operations of the Company. The Company's business could also be adversely affected by national economic conditions, demographic trends, consumer confidence in the economy and local traffic patterns.

     Competition. The entertainment and restaurant industries are highly competitive. There are a great number of entertainment and restaurant businesses that compete directly and indirectly with the Company. Many of these entities are well-established and have significantly greater financial, marketing and other resources than does the Company. Although there are few other companies presently utilizing the concept of combining entertainment and restaurant operations in a manner similar to the Company, the Company will encounter increased competition in the future. Such increased competition may have an adverse effect on the Company's operating results. In addition to other entertainment and restaurant companies, the Company competes with numerous businesses for suitable locations. The legalization of casino gambling in geographic areas near any unit operated by the Company would increase consumers' entertainment alternatives, which could have a material adverse effect on the Company's business. See "Business -- Competition."


     Dependence on Senior Management. Jamie B. Coulter, the Chairman of the Board of the Company, Gary M. Judd, the Chief Executive Officer, President and Chief Operating Officer of the Company and James K. Zielke, the Chief Financial Officer of the Company, were not actively involved in the day-to-day business of the Company prior to the Exchange. The Company has entered into a non-competition, confidentiality and non-solicitation agreement with Mr. Coulter. However, Mr. Coulter has made no future specific time commitment to the Company. Messrs. Judd and Zielke are employed pursuant to employment agreements, each of which will expire in April 2002. The loss of the services of Messrs. Coulter, Judd or Zielke could adversely affect the Company's business, its operations or its expansion plans. The Company's growth will depend upon its ability to attract and retain additional skilled management personnel. See "Management."


     Government Regulation. The Company is subject to numerous federal, state and local laws affecting its business. Each location is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, amusement, health and safety and fire agencies in the state or municipality in which each of the Company's entertainment restaurant units is located. In 1996, a significant portion of the Company's sales were derived from alcoholic beverages. Each unit is required to obtain, directly or indirectly, a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations govern numerous aspects of the daily operations of each entertainment restaurant location, including the minimum age of patrons and employees, hours of operation, advertising practices, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The Company has not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

     The Company is subject to "dram-shop" statutes in the states in which its entertainment restaurant units are located. These statutes generally provide a person injured by an intoxicated person with the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance, which coverage the Company believes is consistent with that carried by other entities serving alcoholic beverages. Although the Company is covered by insurance, a judgment against the Company under a dram-shop statute in excess of the Company's liability coverage could have a material adverse effect on the Company.

     Various federal and state labor laws govern the Company's relationship with its employees, including such matters as minimum wage requirements, overtime and other working conditions. Significant additional government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could be detrimental to the economic viability of the Company's operations. In addition, the Company is subject to extensive rules and regulations with respect to discriminatory practices and accommodation of persons with disabilities. See "Business -- Government Regulation."

     A portion of the Company's revenues are derived from the use and operation of video gaming machines. There can be no assurance that future regulations or legislation will not limit, restrict or eliminate the use or operation of video gaming machines.

     Quarterly Fluctuations and Seasonality. As a result of revenues and expenses associated with each new entertainment restaurant location, the timing of the opening of future locations will result in fluctuations in the Company's quarterly results. These fluctuations will likely be more significant in the near term due to the Company's small unit base. In addition, the Company's entertainment restaurant locations may have moderately higher revenues in the first quarter due to weather conditions and major sporting events and in the fourth quarter due to the year-end holidays.

     Potential Increases in Food and Liquor Costs. Among other factors, the success of the Company's business and its operating results are dependent upon its ability to anticipate and react to changes in food and liquor costs and the mix between its food and liquor revenues. Various factors beyond the Company's control, such as adverse weather changes, may affect food costs and increases in federal, state and local taxes may affect liquor costs. While in the past management has been able to anticipate and react to increasing food and liquor costs through purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future or that changes in its sales mix will not adversely affect the Company's profitability.

     Trademarks. The Company has obtained state and federal service mark registrations and has a federal application pending for an additional service mark. However, the Company has not yet obtained federal registration for certain of the service marks used in its business and there can be no assurance that any such registration for the Company's service marks will be obtained. In addition, the Company is aware of the use by other persons in certain geographic areas of names and marks which may be similar to "Fox & Hound" or "Bailey's" brands. There can be no assurance that such marks will be available for use by the Company in all locations or that the Company will be able to secure the exclusive use of such marks. See "Business -- Trademarks."


     Control by Management and Existing Stockholders. Following the completion of this Offering, directors, officers and existing stockholders of the Company will beneficially own approximately 79.2% of the outstanding Common Stock (76.8% if the Underwriters' over-allotment option is exercised in full). Accordingly, these persons, acting together, will be able to elect the entire Board of Directors of the Company and to direct all of the affairs of the Company. See "Management" and "Principal Stockholders."


     Staggered Board, Blank-Check Preferred Stock. The Company's Certificate of Incorporation provides for three classes of directors, to be elected on a staggered basis for three-year terms after their initial terms expire. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board would be beneficial to the Company and its stockholders. In addition, the Board of Directors has the authority without further action by the stockholders to issue up to 2,000,000 shares of preferred stock (the "Preferred Stock"), in one or more series and to fix the rights, privileges and restrictions thereof. Issuance of such Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, detaining or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Certain Anti-Takeover Provisions."

     Use of Proceeds to Benefit Affiliates. The Company intends to use approximately $10.8 million of the net proceeds of this Offering to repay indebtedness, one-half of which is guaranteed by a principal stockholder of the Company. See "Use of Proceeds" and "Certain Transactions."

     Dilution. The purchasers of the Common Stock offered hereby will experience immediate and significant dilution of approximately $7.65 per share. The purchase price of the Common Stock offered hereby will exceed the pro forma tangible book value of the Common Stock following this Offering. See "Dilution."


     Absence of Public Market and Determination of Offering Price. Prior to this Offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representative of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active trading market will develop subsequent to this Offering or, if developed, that it will be sustained. The market price of the Common Stock could fluctuate substantially after this Offering due to a variety of factors, including quarterly operating results of the Company or other entertainment or restaurant companies, changes in general conditions in the economy, the financial markets or the entertainment or restaurants industries, changes in financial analysts recommendations or earnings estimates, natural disasters or other developments affecting the Company or its competitors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.


     Shares Eligible for Future Sale. It is anticipated that the Company's Common Stock will be traded on the Nasdaq National Market. The Company will have 10,100,000 shares of Common Stock outstanding immediately following this Offering, 8,000,000 shares of which are restricted securities under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). None of such restricted securities has satisfied the holding period required by Rule 144 under the Securities Act. Accordingly, such shares may not be sold in the public market until at least February 1998. In addition, the Company has granted "piggy-back" registration rights to its existing stockholders in connection with future registration statements filed by the Company subsequent to this Offering. Sales of the Company's Common Stock pursuant to Rule 144 or otherwise may have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


     The net proceeds from the sale of the 2,100,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share are estimated to be approximately $16,852,000 (approximately $19,489,000 if the Underwriters' over-allotment option is exercised in full). The Company expects to use approximately $10.8 million of such net proceeds to repay indebtedness and the balance will be used for general corporate purposes, primarily to finance the development and expansion of additional entertainment restaurant locations. Such indebtedness was principally incurred to fund the purchase by the Company from certain stockholders of their general and limited partnership interests in the Subsidiary Limited Partnerships, certain distributions of undistributed S corporation earnings to the then-existing Bailey's stockholders prior to the Exchange and to purchase leasehold improvements, fixtures and equipment. A majority of such indebtedness was incurred by the Company within the past year. All of such indebtedness accrues interest at the prime rate (currently 8.50% per annum) and matures on August 1, 1997. One-half of such indebtedness has been guaranteed by a principal stockholder of the Company. See "Certain Transactions." Pending such uses, the net proceeds of this Offering will be invested in short-term, interest-bearing securities.


     A portion of such net proceeds may also be used to acquire one or more companies in the entertainment restaurant business or certain of their locations. However, the Company has not entered into any agreements and is not involved in any negotiations involving potential acquisitions.

     The initial allocation of the net proceeds of this Offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the right to reallocate these proceeds within the above-mentioned categories or to other purposes in response to, among other things, changes in its plans, industry or general economic conditions and the Company's future revenues and expenditures.


     Any additional net proceeds realized from the exercise of the Underwriters' over-allotment option (up to approximately $2,637,000) will be added to the Company's working capital.


                                DIVIDEND POLICY

     The Company does not intend to pay cash dividends on its Common Stock for the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 25, 1997, and as adjusted to reflect the issuance and sale of the 2,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom.



                                                                              MARCH 25, 1997
                                                                          -----------------------
                                                                          HISTORICAL  AS ADJUSTED
                                                                          ---------   -----------
                                                                              (IN THOUSANDS)
Revolving note payable..................................................   $10,836      $    --
                                                                           =======      =======
Stockholders' equity:
  Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none
     outstanding........................................................        --           --
  Common Stock, $0.01 par value, 20,000,000 shares authorized; 8,000,000 shares issued and outstanding pro forma; 10,100,000 shares issued
     and outstanding, as adjusted (1)...................................        80          101
  Additional paid-in capital............................................     1,450       18,281
  Retained earnings.....................................................        90           90
                                                                           -------      -------
     Total stockholders' equity.........................................     1,620       18,472
                                                                           -------      -------
          Total capitalization..........................................   $ 1,620      $18,472
                                                                           =======      =======


---------------


(1) Does not include (i) 1,500,000 shares reserved for issuance under the Company's 1997 Plan, of which options to purchase 800,348 shares will be granted on the date of this Prospectus and (ii) 150,000 shares reserved for issuance under the Directors Plan, of which options to purchase 50,000 shares will be granted on the date of this Prospectus. See
    "Management -- Stock Option Plans."

                                    DILUTION


     The net tangible book value deficiency of the Company as of March 25, 1997 was approximately $(3,247,000), or $(0.41) per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,100,000 shares offered hereby at an assumed initial public offering price of $9.00 per share and the application of the net proceeds therefrom, the net tangible book value of the Company at March 25, 1997 would have been approximately $13,605,000, or $1.35 per share. This represents an immediate increase in such net tangible book value of $1.76 per share to existing stockholders and an immediate dilution of $7.65 per share to new investors purchasing shares at the initial public offering price, as illustrated in the following table:



    Assumed initial public offering price................................           $ 9.00
      Net tangible book value deficiency before Offering.................  $(0.41)
      Increase attributable to new investors.............................    1.76
                                                                           ------
    Net tangible book value after Offering...............................             1.35
                                                                                    ------
    Dilution to new investors............................................           $ 7.65
                                                                                    ======



     The following table summarizes, as of March 25, 1997, the number of shares purchased from the Company, the total cash consideration paid and the average cash price per share paid by the existing stockholders and the new investors (based upon, in the case of new investors, an assumed initial public offering price of $9.00 per share):



                                            SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                          ---------------------     ----------------------     PRICE PER
                                            NUMBER      PERCENT       AMOUNT       PERCENT       SHARE
                                          ----------    -------     -----------    -------     ---------
Existing stockholders(1)(2).............   8,000,000      79.2%     $ 1,930,300       9.3%      $  0.24
New investors...........................   2,100,000      20.8       18,900,000      90.7       $  9.00
                                          ----------     -----      -----------     -----
          Total.........................  10,100,000     100.0%     $20,830,300     100.0%
                                          ==========     =====      ===========     =====


---------------


(1) Does not include (i) 1,500,000 shares reserved for issuance under the Company's 1997 Plan, of which options to purchase 800,348 shares will be granted on the date of this Prospectus and (ii) 150,000 shares reserved for issuance under the Directors Plan, of which options to purchase 50,000 shares will be granted on the date of this Prospectus. See
    "Management -- Stock Option Plans."


(2) The total consideration paid by existing stockholders is comprised of the cash paid to the Company for shares issued and the cash paid by investors to the Subsidiary Corporations and Subsidiary Limited Partnerships.

                       SELECTED HISTORICAL FINANCIAL DATA

                          BAILEY'S SPORTS GRILLE, INC.
                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP


     The following tables set forth historical financial data of Bailey's Sports Grille, Inc. and Fox & Hound Entertainment and Restaurant Group and selected pro forma data for the Company. The selected historical financial data of Bailey's Sports Grille, Inc. as of and for the years ended December 31, 1994, 1995 and 1996, set forth below have been derived from financial statements audited by Deloitte & Touche LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected historical financial data of Bailey's Sports Grille, Inc. as of and for the years ended December 31, 1992 and 1993 were derived from unaudited combined financial statements of Bailey's Sports Grille, Inc. In the opinion of management, the unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The selected historical financial data of Fox & Hound Entertainment and Restaurant Group as of and for the years ended December 31, 1994, 1995 and 1996, set forth below have been derived from combined financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The pro forma financial data gives effect to the Exchange as if it occurred on January 1, 1996, or such later date as may be applicable. See "Pro Forma Combined Condensed Financial Statements." The pro forma data set forth below for the year ended December 31, 1996, and for the 12 weeks ended March 19, 1996 and March 25, 1997 are unaudited and have been prepared by management solely to facilitate comparison and do not represent the actual results of operations for the periods presented. The pro forma financial data does not purport to be indicative of the results of operations that would have occurred had the transactions occurred when indicated above, or which may be expected to occur in the future. The table should be read in conjunction with the "Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Bailey's Sports Grille, Inc. and Fox & Hound Entertainment and Restaurant Group and the related notes thereto included elsewhere in this Prospectus.


                                                                         FOX & HOUND
                                                                      ENTERTAINMENT AND                   THE COMPANY
                          BAILEY'S SPORTS GRILLE, INC.(1)              RESTAURANT GROUP                  PRO FORMA(2)
                     ------------------------------------------   --------------------------  -----------------------------------
                                                                                                                12 WEEKS ENDED
                              YEAR ENDED DECEMBER 31,              YEAR ENDED DECEMBER 31,     YEAR ENDED    --------------------
                     ------------------------------------------   --------------------------  DECEMBER 31,   MARCH 19,  MARCH 25,
                      1992     1993     1994     1995     1996     1994      1995      1996       1996         1996       1997
                     ------   ------   ------   ------   ------   ------    ------    ------  -------------  ---------  ---------
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND NUMBER OF LOCATIONS)
STATEMENT OF
  OPERATIONS DATA:

Net sales..........  $1,069   $1,340   $2,928   $5,333   $9,312   $  730    $2,618    $5,506     $14,818      $ 3,232    $ 4,084
Costs and expenses
  Operating
    expenses.......     770      980    2,131    3,811    6,230      702     2,216     4,480      10,710        2,334      2,884
  General and
  administrative...      10       12      312      492      919       21        69       296       1,215          144        424
  Depreciation and
    amortization...      55       58      169      304      454       90       224       310         988          238        281
                     ------   ------   ------   ------   ------   ------    ------    ------     -------      -------    -------
    Total costs and
      expenses.....     835    1,050    2,612    4,607    7,603      813     2,509     5,086      12,913        2,716      3,589
Income (loss) from
  operations.......     234      290      316      726    1,709      (83)      109       420       1,905          516        495
Other expense......     (30)     (16)     (66)    (124)    (207)      (1)      (13)      (56)       (634)        (129)      (191)
Income (loss)
  before provision
  for income
  taxes............     204      274      250      602    1,502      (84)       96       364       1,271          387        304
Provision for
  income
  taxes(3).........      --       --       --       --       --       --        --        --         476          145        114
                     ------   ------   ------   ------   ------   ------    ------    ------     -------      -------    -------
Net income
  (loss)...........  $  204   $  274   $  250   $  602   $1,502   $  (84)   $   96    $  364     $   795      $   242    $   190
                     ======   ======   ======   ======   ======   ======    ======    ======     =======      =======    =======
OPERATING DATA:
Annualized average
  weekly sales per
  location(4)......  $  535   $  670   $  925   $1,123   $1,352   $1,165    $1,252    $1,801     $ 1,491      $ 1,556    $ 1,578
Number of locations
  at period
  end(5)...........       2        2        4        6        8        2         3         3          11            9         12
Number of store
  operating
  weeks(6).........     104      104      162      246      357       32       107       159         516          108        134

                                                                                                                           THE
                                                                                                                         COMPANY
                                                                                                                        HISTORICAL
                                                                                                                        MARCH 25,
                                                                                                                          1997
                                                                                                                         -------
BALANCE SHEET DATA
  (AT END OF
  PERIOD):
Total assets.......  $  454   $1,109   $1,575   $2,946   $6,059   $1,346    $2,638    $2,520                             $14,189
Long-term debt,
  including current
  portion..........     278      616      897    1,819    3,760      198       151       463                                  --
Stockholders'
  equity...........     121      387      573      910    1,756    1,012     1,559     1,564                               1,620


---------------

(1) Bailey's operates on a 52 or 53 week fiscal year ending on the last Tuesday in December. Bailey's 1996 fiscal year was comprised of 53 weeks. The Company will operate on a 52 or 53 week fiscal year ending on the last Tuesday in December.


(2) The pro forma statement of operations data gives effect to the Exchange as if it occurred on January 1, 1996. See "Pro Forma Combined Condensed Financial Statements."


(3) No income tax provision is presented for the historical results of Bailey's Sports Grille, Inc. or Fox & Hound Entertainment and Restaurant Group as the entities operated as either Subchapter S corporations or as partnerships and were not subject to income taxes at the entity level.


(4) Annualized average weekly sales per location are computed by dividing net sales for full weeks open during the period by the number of store operating weeks and multiplying the result by fifty-two.


(5) There were no locations closed during the periods presented. Therefore, the incremental change in the number of locations open at the end of each period represents the number of locations opened during such period. No new locations were opened during the twelve weeks ended March 19, 1996. One new location was opened during the twelve weeks ended March 25, 1997.


(6) Store operating weeks represents the number of full weeks all locations were open during the period.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS



     The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1996 and for the 12 weeks ended March 19, 1996 and March 25, 1997 give effect to the Exchange as if such transactions occurred on January 1, 1996.



     The Exchange among the Company and F&H Restaurant Corp. in the pro forma combined condensed financial statements has been accounted for as a business combination using the purchase method of accounting in accordance with APB 16. F&H Restaurant Corp. was deemed to be the acquiring corporation for accounting purposes, since, upon the completion of the Exchange, the stockholders of F&H Restaurant Corp., which had purchased 75% of Fox & Hound Entertainment and Restaurant Group on December 6, 1996, controlled 50% of the Company. Accordingly, the assets and liabilities of F&H Restaurant Corp. are included in the pro forma combined condensed financial statements using historical amounts. The Exchange among the Company and the owners of the remaining 25% of Fox & Hound Entertainment and Restaurant Group and among the Company and Bailey's Sports Grille, Inc. have been accounted for in the pro forma combined condensed financial statements as business combinations using the purchase method of accounting in accordance with APB No. 16. Accordingly, the assets and liabilities related to the remaining 25% interest of Fox & Hound Entertainment and Restaurant Group and to Bailey's Sports Grille, Inc. are recorded in the pro forma combined condensed financial statements at their respective fair values.



     The historical financial information of the Company, F&H Restaurant Corp., Fox & Hound Entertainment and Restaurant Group and Bailey's Sports Grille, Inc. has been derived from their respective historical financial statements which are contained elsewhere in this Prospectus. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances. The pro forma combined condensed statements of operations do not purport to be indicative of the actual operating results which would have occurred had such transactions been consummated on the dates indicated or the Company's results of operations for any future period. The pro forma combined condensed statements of operations should be read in conjunction with the historical financial statements and the notes thereto of the Company, F&H Restaurant Corp., Fox & Hound Entertainment and Restaurant Group and Bailey's Sports Grille, Inc. contained elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      TOTAL ENTERTAINMENT RESTAURANT CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                      HISTORICAL
                                 ----------------------------------------------------
                                    57 DAYS
                                     ENDED                    YEAR ENDED
                                  DECEMBER 31,             DECEMBER 31, 1996
                                    1996(1)       -----------------------------------
                                 --------------      FOX & HOUND
                                 F&H RESTAURANT   ENTERTAINMENT AND   BAILEY'S SPORTS   ADJUSTMENTS TO
                                     CORP.        RESTAURANT GROUP     GRILLE, INC.     HISTORICAL DATA     PRO FORMA
                                 --------------   -----------------   ---------------   ---------------     ---------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales......................       $384             $ 5,506            $ 9,312           $  (384)(a)   $   14,818
Costs and expenses:
  Operating expenses...........        301               4,480              6,230              (301)(a)       10,710
  General and administrative...         20                 296                919               (20)(a)        1,215
  Depreciation and
     amortization..............         27                 310                454               (15)(a)          988
                                                                                                212(b)
                                      ----              ------             ------           -------         --------
Total costs and expenses.......        348               5,086              7,603               124           12,913
                                      ----              ------             ------           -------         --------
Income from operations.........         36                 420              1,709              (260)           1,905
Other income (expense):
  Other income.................          5                  23                 30                (3)(a)           55
  Interest expense:
     Related parties...........        (12)                (19)              (237)             (361)(c)         (629)
     Other.....................         (4)                (60)                --                 4(a)           (60)
                                      ----              ------             ------           -------         --------
Income before provision for
  income taxes.................         25                 364              1,502              (620)           1,271
Provision for income taxes.....          3                  --                 --               473(d)           476
Minority equity interest in
  income.......................         10                  --                 --               (10)(a)           --
                                      ----              ------             ------           -------         --------
Net income.....................       $ 12             $   364            $ 1,502           $(1,083)      $      795
                                      ====              ======             ======           =======         ========
Pro forma net income per
  share........................                                                                           $     0.10(e)
                                                                                                           =========
Average shares outstanding.....                                                                            8,000,000(e)
                                                                                                           =========


---------------
(1) The operations of F&H Restaurant Corp. (FHRC) for the 57 days from its inception on November 4, 1996 through December 31, 1996 includes 25 days of operations of Fox & Hound Entertainment and Restaurant Group, which was acquired by FHRC on December 6, 1996.


Additional footnotes on page 17.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.



         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS



                                                           HISTORICAL
                                               -----------------------------------
                                                         12 WEEKS ENDED
                                               -----------------------------------
                                                MARCH 22, 1996     MARCH 19, 1996
                                                  FOX & HOUND      ---------------
                                               ENTERTAINMENT AND   BAILEY'S SPORTS   ADJUSTMENTS TO
                                               RESTAURANT GROUP     GRILLE, INC.     HISTORICAL DATA     PRO FORMA
                                               -----------------   ---------------   ---------------     ---------
Net sales....................................       $ 1,260            $ 1,972           $    --         $  3,232
Costs and expenses:
  Operating expenses.........................         1,046              1,288                --            2,334
  General and administrative.................            47                 97                --              144
  Depreciation and amortization..............            70                113                55(b)           238
                                                     ------             ------            ------         ---------
Total costs and expenses.....................         1,163              1,498                55            2,716
                                                     ------             ------            ------         ---------
Income from operations.......................            97                474               (55)             516
Other income (expense):
  Other income...............................             6                  3                --                9
  Interest expense...........................           (16)               (36)              (86)(c)         (138)
                                                     ------             ------            ------         ---------
Income before provision for income taxes.....            87                441              (141)             387
Provision for income taxes...................            --                 --               145(d)           145
Minority equity interest in income...........            --                 --                --               --
                                                     ------             ------            ------         ---------
Net income...................................       $    87            $   441           $  (286)        $    242
                                                     ======             ======            ======         =========
Pro forma net income per share...............                                                            $   0.03 (e)
                                                                                                         =========
Average shares outstanding...................                                                            8,000,000(e)
                                                                                                         =========



                                                     HISTORICAL
                              --------------------------------------------------------
                               FROM INCEPTION ON
                              FEBRUARY 7, 1997 TO
                               MARCH 25, 1997(1)     51 DAYS ENDED FEBRUARY 20, 1997
                              -------------------   ----------------------------------
                              TOTAL ENTERTAINMENT    F&H RESTAURANT    BAILEY'S SPORTS   ADJUSTMENTS TO
                               RESTAURANT CORP.          CORP.          GRILLE, INC.     HISTORICAL DATA     PRO FORMA
                              -------------------   ----------------   ---------------   ---------------     ---------
Net sales...................        $ 1,690              $  858            $ 1,536                --         $  4,084
Costs and expenses:
  Operating expenses........          1,156                 638              1,090                --            2,884
  General and
     administrative.........            189                  36                199                --              424
  Depreciation and
     amortization...........            115                  59                 98                 9(b)           281
                                     ------                ----             ------            ------         ---------
Total costs and expenses....          1,460                 733              1,387                 9            3,589
                                     ------                ----             ------            ------         ---------
Income from operations......            230                 125                149                (9)             495
Other income (expense):
  Other income..............             --                  --                 --                --               --
  Interest expense..........            (87)                (63)               (41)               --             (191)
                                     ------                ----             ------            ------         ---------
Income before provision for
  income taxes..............            143                  62                109                (9)             304
Provision for income
  taxes.....................             54                  10                 --               (50)(d)          114
Minority equity interest in
  income....................             --                  34                 --               (34)(a)           --
                                     ------                ----             ------            ------         ---------
Net income..................        $    89              $   18            $   109           $   (25)        $    190
                                     ======                ====             ======            ======         =========
Pro forma net income per
  share.....................                                                                                 $   0.02 (e)
                                                                                                             =========
Average shares
  outstanding...............                                                                                 8,000,000(e)
                                                                                                             =========


---------------


(1) The operations of Total Entertainment Restaurant Corp. for the 47 days from its inception on February 7, 1997 through March 25, 1997 includes the operations of F&H Restaurant Corp. and Bailey's Sports Grille, Inc. since their acquisition by Total Entertainment Restaurant Corp. on February 20, 1997.



Additional footnotes on following page.

                          NOTES TO UNAUDITED PRO FORMA


                   COMBINED CONDENSED STATEMENT OF OPERATIONS


                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)



          (a) To eliminate the duplication of 25 days of operating results which is included in both the Fox & Hound Entertainment and Restaurant Group's historical combined financial statements and the historical consolidated statement of income of F&H Restaurant Corp. subsequent to its acquisition of a 75% interest in Fox & Hound Entertainment and Restaurant Group on December 6, 1996, and to eliminate the minority equity interest in net income from the historical consolidated statement of income of F&H Restaurant Corp.



          (b) To give effect to a full period of amortization of goodwill resulting from the acquisition of the 75% interest in Fox & Hound Entertainment and Restaurant Group by F&H Restaurant Corp., the acquisition by the Company of Bailey's Sports Grille, Inc. and the acquisition by the Company of the remaining 25% minority interest of Fox & Hound Entertainment and Restaurant Group. Such goodwill is being amortized over its estimated useful life of 20 years.



          (c) To give effect to the increase in interest expense resulting from the assumption that the acquisition on December 6, 1996 of the 75% interest in Fox & Hound Entertainment and Restaurant Group by F&H Restaurant Corp. was consummated on January 1, 1996, and that the total acquisition debt of approximately $4,530 for such transaction was outstanding beginning on January 1, 1996. This additional interest was calculated using the interest rates in effect for such debt at December 31, 1996 (8.25%).



          (d) Adjusted to reflect the provision for income taxes as if the entities were combined into a single reporting entity and taxed as a C corporation under the Code.



          (e) Pro forma net income per share is based upon the average number of shares of Common Stock outstanding during the period. For purposes of computing average shares outstanding, all shares of the Company's Common Stock outstanding immediately prior to this Offering are treated as being outstanding since January 1, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth elsewhere in this Prospectus.

OVERVIEW

     The Company was formed on February 7, 1997 and, pursuant to the Exchange, the Company became the owner of the eight then-existing Bailey's and the three Fox & Hound locations. The first Bailey's was opened in Charlotte, North Carolina in 1989 and the first Fox & Hound was opened in Arlington, Texas in 1994. As of March 31, 1997, the Company operated nine Bailey's and three Fox & Hounds located in Arkansas, Indiana, North Carolina, South Carolina, Tennessee and Texas.


     The Company intends to open five entertainment restaurant locations in 1997 (one of which was opened in March 1997) and 20 locations in each of 1998 and 1999. Because of the Company's anticipated expansion and its limited unit base prior to such expansion, period to period comparisons may not be meaningful. The Company intends to lease its locations and anticipates that most of its future locations will range in size from approximately 6,500 to 10,000 square feet. The Company believes that the Fox & Hound opened in December 1995 in Dallas (Midway), Texas and the four most recently opened Bailey's reflect management's expectations as to the layout and decor of future locations.


     The components of the Company's net sales are food and non-alcoholic beverages, alcoholic beverages, and amusement and other. For 1996, food and non-alcoholic beverages were 22.4% of total sales, alcoholic beverages were 60.9% of total sales and amusement and other were 16.7% of total sales.

     Components of operating expenses include food and beverage costs, operating payroll and fringe benefit costs, occupancy costs and advertising and promotion costs. These costs are generally variable and will fluctuate with changes in sales volume and sales mix. Management expects that when a new location opens, it will incur higher than normal levels of labor and food costs as personnel complete training. Management believes, however, that as new staff gain experience, hourly labor schedules will be gradually adjusted to provide operating efficiencies similar to those at established locations. All of the Company's leases provide for a minimum annual rent, and some leases call for additional rent based on sales volume at the particular location over specified minimum levels.

     General and administrative expenses include all corporate and administrative functions that support existing operations and provide an infrastructure to support future growth. In addition, certain expenses of recruiting and training unit management personnel prior to meeting the criteria to be capitalized as pre-opening expenses are also included. Management, supervisory and staff salaries, employee benefits, travel, information systems, training, rent and office supplies are major items of costs in this category. Since March 1997, the Company has been provided with certain accounting and administrative services from Coulter Enterprises, a corporation controlled by Jamie B. Coulter, Chairman of the Board of the Company, for a charge of 4.0% of net sales. Concurrent with this Offering, the Company will enter into a services agreement with Coulter Enterprises for a continuation of such services. The fixed annual charge will be $94,000, pro rated for 1997, and the per unit per 28-day period fee will be $426.


     The Company's policy is to capitalize costs associated with the opening of locations, including the cost of hiring and training the initial workforce, travel and other direct costs, if it is determined these costs are recoverable. These costs are then amortized over the twelve month period following the opening of a location. The Company capitalized approximately $139,000 of such costs in 1996 and $54,000 during the 12 weeks ended March 25, 1997.


     This Prospectus contains certain forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions are subject to change, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, those discussed in "Risk

Factors." In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentages which certain items included in the Statement of Operations bear to net sales as well as certain operating data:


                                                                                                THE COMPANY
                                                                       FOX & HOUND               PRO FORMA
                                      BAILEY'S SPORTS GRILLE,       ENTERTAINMENT AND       -------------------
                                                INC.                 RESTAURANT GROUP
                                      ------------------------   ------------------------     12 WEEKS ENDED
                                                                                            -------------------
                                      YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,     MARCH      MARCH
                                      ------------------------   ------------------------     19,        25,
                                       1994     1995     1996     1994     1995     1996      1996       1997
                                      ------   ------   ------   ------   ------   ------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales...........................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%    100.0%     100.0%
Costs and expenses
  Operating expenses................    72.7     71.5     66.9     96.2     84.6     81.4      72.2       70.6
  General and administrative........    10.7      9.2      9.9      2.9      2.6      5.4       4.4       10.4
  Depreciation and amortization.....     5.8      5.7      4.9     12.3      8.6      5.6       7.4        6.9
                                        ----   ------   ------   ------   ------   ------     -----      -----
    Total costs and expenses........    89.2     86.4     81.7    111.4     95.8     92.4      84.0       87.8
                                        ----   ------   ------   ------   ------   ------     -----      -----
Income (loss) from operations.......    10.8     13.6     18.3    (11.4)     4.2      7.6      16.0       12.2
Other (income) expense..............     0.4       --     (0.3)    (0.6)    (0.6)    (0.4)     (0.3)        --
Interest expense....................     1.9      2.3      2.5      0.7      1.1      1.4       4.3        4.7
                                        ----   ------   ------   ------   ------   ------     -----      -----
Net income..........................     8.5%    11.3%    16.1%   (11.5)%    3.7%     6.6%     12.0%       7.5%
                                        ====   ======   ======   ======   ======   ======     =====      =====
OPERATING DATA:
Number of locations open at
  period end (1)....................       4        6        8        2        3        3         9         12
Number of store operating weeks
  (2)...............................     162      246      357       32      107      159       108        134
Average square footage of locations
  open at period end................   7,300    7,825    7,963    6,750    7,833    7,833     7,827      8,033


---------------

     (1) There were no locations closed during the periods presented. Therefore, the incremental change in the number of locations open at the end of each period represents the number of locations opened during such period.

     (2) Store operating weeks represents the number of full weeks all locations were open during the period.

F&H RESTAURANT CORP.


     F&H Restaurant Corp. (FHRC) was organized on November 4, 1996, for the purpose of acquiring a 75% partnership interest in the Fox & Hound Entertainment and Restaurant Group (FHERG). The acquisition was completed on December 6, 1996, for a total purchase price of $4,568,995 and was accounted for as a purchase in accordance with APB 16. The acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition resulting in goodwill of approximately $3,448,000 which is being amortized over 20 years. The purchase was financed by a loan from a principal stockholder in the initial amount of $1,500,000 and an additional loan from such stockholder of $3,030,071 in January 1997. Other than the interest from the acquisition debt and the amortization from the goodwill, which are both insignificant for the 57 days ended December 31, 1996, the operating results also include 25 days of operations of FHERG which is included in the table above and discussed in the Fox & Hound Entertainment and Restaurant Group comparisons below. Therefore, no separate operating data is presented or discussed for FHRC.

THE COMPANY (PRO FORMA)



  Twelve Weeks Ended March 25, 1997 Compared to Twelve Weeks Ended March 19,
1996



     Net sales increased $853,000 (26.4%) during the twelve weeks ended March 25, 1997 compared to the twelve weeks ended March 19, 1996, due principally to the opening of two new locations after March 19, 1996 and before January 1, 1997 and the opening of one location two weeks prior to the end of the 1997 period. As a result, store operating weeks during the twelve weeks ended March 25, 1997 increased 24.1% compared to the 1996 period.



     Operating expenses increased $530,000 (22.7%) during the twelve weeks ended March 25, 1997 compared to the twelve weeks ended March 19, 1996. Such expenses declined as a percentage of net sales to 70.6% from 72.2% due to operating efficiencies related to cost of sales and labor.



     General and administrative expenses increased $294,000 (204.2%) during the twelve weeks ended March 25, 1997 compared to the twelve weeks ended March 19, 1996. As a percentage of net sales, such expenses increased to 10.7% in the 1997 period from 4.4% in the 1996 period. This increase resulted from additional multi-level supervisory personnel as well as additional accounting, training and other administrative staff. The Company also incurred additional management fees pursuant to the agreement with Coulter Enterprises, Inc. The Company anticipates that general and administrative expenses will decrease in the future as a percentage of net sales as the new agreement with Coulter Enterprises takes effect upon the consummation of this Offering and as the anticipated expansion in the number of locations leverages the fixed component of these expenses.



     Depreciation and amortization increased $13,000 (4.9%) during the twelve weeks ended March 25, 1997 compared to the twelve weeks ended March 19, 1996. As a percentage of net sales, such expenses decreased to 6.8% during the 1997 period from 8.2% during the 1996 period due to one less location with pre-opening costs amortization.


BAILEY'S SPORTS GRILLE, INC.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net sales increased $3,979,000 (74.6%) in 1996 compared to 1995 principally attributable to the opening of two new locations during 1996 and due to a full year of operations of the two locations opened in 1995, which resulted in a 45.1% increase in store operating weeks. Store operating weeks represents the number of full weeks all locations were open during the period. Annualized average weekly sales per location increased 20.4% in 1996 compared to 1995 due to higher average sales at newer units compared to older units. Newer locations were larger and had more seats than earlier locations.

     Operating expenses, which consist primarily of cost of sales, cost of restaurant-level labor, advertising, occupancy cost and utilities, increased $2,419,000 (63.5%) in 1996 compared to 1995. Such expenses declined as a percentage of net sales to 66.9% in 1996 from 71.5% in 1995 primarily due to increases in gaming income at the Greenville and Columbia locations which have a minimal incremental operating expense, resulting in a 2.0% decrease in operating expenses as a percentage of sales. In addition, operating expenses decreased as a result of tighter controls over hourly labor and a decrease in radio advertising.

     General and administrative expenses increased $427,000 (86.8%) in 1996 compared to 1995. As a percentage of net sales, such expenses increased to 9.9% in 1996 from 9.2% in 1995 due to the addition of multi-unit supervisory personnel and related costs. The Company anticipates that general and administrative expenses will increase in absolute dollars and as a percentage of net sales during 1997 as a result of the additional resources necessary to manage the acquired business operations and to provide support for anticipated expansion of Company locations.

     Depreciation and amortization increased $150,000 (49.3%) in 1996 compared to 1995, but declined as a percentage of net sales to 4.9% in 1996 from 5.7% in 1995 due to the leverage of the higher average sales volumes. The Company anticipates that depreciation and amortization expense will increase in absolute dollars and as a percentage of net sales during 1997 in view of the anticipated opening of new locations.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net sales increased $2,405,000 (82.1%) in 1995 compared to 1994 principally attributable to the opening of two new locations during 1995 which resulted in a 51.9% increase in store operating weeks and a 21.4% increase in average sales per location.

     Operating expenses increased $1,680,000 (78.8%) in 1995 compared to 1994 and declined as a percentage of net sales to 71.5% in 1995 from 72.7% in 1994. This decline was due primarily to the increase in gaming income at the Greenville location.

     General and administrative expenses increased $180,000 (57.7%) in 1995 compared to 1994. However, as a percentage of net sales, such expenses declined to 9.2% in 1995 from 10.7% in 1994 due to the fixed nature of the charges for such services.

     Depreciation and amortization increased $135,000 (79.8%) in 1995 compared to 1994 but were relatively constant as a percentage of net sales as the higher average sales volumes of newer units offset their higher depreciable unit costs.

FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net sales increased $2,888,000 (110.3%) in 1996 compared to 1995. Store operating weeks increased by 48.6% in 1996 compared to 1995 due to the opening of the third unit. Annualized average weekly sales per location increased by 43.8% in 1996 compared to 1995 due to the higher sales at the Dallas (Midway), Texas location compared with the two previously opened locations.

     Operating expenses increased $2,264,000 (102.2%) in 1996 compared to 1995. Such expenses declined as a percentage of net sales to 81.4% in 1996 from 84.6% in 1995, primarily due to an improvement in labor expense resulting from the higher average sales per location and the fixed elements of management costs and certain operating labor.

     General and administrative expenses increased $227,000 (329.0%) in 1996 compared to 1995. As a percentage of net sales, such expenses increased to 5.4% in 1996 from 2.6% in 1995, primarily due to the addition of personnel and related costs. The Company anticipates that general and administration expenses will increase in absolute dollars and as a percentage of net sales during 1997 as a result of the additional resources necessary to manage the acquired business operations and to provide support for anticipated expansion of Company locations.

     Depreciation and amortization increased $86,000 (38.4%) in 1996 compared to 1995 but declined as a percentage of net sales to 5.6% in 1996 from 8.6% in 1995
 . Depreciation and amortization of operating assets increased $107,000 in 1996 compared to 1995 primarily due to the increase in store operating weeks for new locations while amortization of pre-opening costs declined by $59,000 in 1996 compared to 1995 due to the timing of the opening of new locations and lower pre-opening costs for the third location compared to the two previously opened locations.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net sales increased $1,888,000 (258.7%) in 1995 compared to 1994. Store operating weeks increased by 234.4% in 1995 compared to 1994 due to a full year's operation of the two locations opened in 1994, and annualized average weekly sales per location increased by 7.5% in 1995 compared to 1994.

     Operating expenses increased $1,514,000 (215.7%) in 1995 compared to 1994. However, as a percentage of net sales, operating expenses declined to 84.6% in 1995 from 96.2% in 1994, primarily due to a 7.8% improvement in labor expense resulting from reduced training costs and improved scheduling of hourly personnel.

     General and administrative expenses increased $48,000 (228.6%) in 1995 compared to 1994. However, as a percentage of net sales, such expenses remained relatively constant.

     Depreciation and amortization increased $134,000 (148.9%) in 1995 compared to 1994 but declined as a percentage of net sales to 8.6% in 1995 from 12.3% in 1994. Depreciation and amortization of operating assets increased $86,000 in 1995 compared to 1994 and amortization of pre-opening costs increased $48,000 in 1995 compared to 1994 primarily due to a full year's depreciation for the two locations opened in the second half of 1994.


IMPACT OF INFLATION


     The principal operating expenses impacted by inflation include food, liquor and labor costs. A large number of the Company's entertainment restaurant personnel are paid at the federal minimum wage level and, accordingly, changes in such wage level affect the Company's labor costs. In October 1997, the federal minimum wage level will increase from $4.75 to $5.25 per hour. As costs of food and labor have increased, the Company has been able to offset these increases through economies of scale and improved operating procedures. To date, inflation has not had a material impact on operating margins.

LIQUIDITY AND CAPITAL RESOURCES

     The Company was formed on February 7, 1997 and, pursuant to the Exchange, the Company became the owner of the eight then-existing Bailey's and the three Fox & Hound locations. Prior to the Exchange, Bailey's financed its expansion primarily with loans from stockholders. Prior to the Exchange, Fox & Hound financed its expansion primarily with partners' equity contributions and loans from related parties. See "Certain Transactions."

     As is customary in the restaurant industry, the Company has operated with negative working capital. The Company does not have significant receivables or inventory and receives trade credit based upon negotiated terms in purchasing food and supplies. Because funds available from cash sales are not needed immediately to pay for food and supplies, or to finance inventory, they may be considered as a source of financing for noncurrent capital expenditures.


     At March 25, 1997, the Company had outstanding indebtedness to Intrust Bank, N.A., Wichita, in the principal amount of approximately $10.8 million out of a total credit line of $12.0 million available to the Company. This outstanding indebtedness was incurred to refinance the debt of the acquired entities in the Exchange of approximately $9.1 million and to finance the stockholder dividend payment to the former stockholders of Bailey's of approximately $1.7 million. Such indebtedness bears interest at the prime rate (currently 8.50% per annum) and will be repaid with a portion of the net proceeds of this Offering. One-half of the facility is personally guaranteed by one of the Company's principal stockholders, which guarantee will terminate upon the closing of this Offering. The Company has recently received a commitment from Intrust Bank, N.A., Wichita, for renewal of the existing revolving credit facility of $12.0 million. No definitive agreement has been entered into for this line of credit facility and there is no assurance that the Company will be able to establish such facility. Such credit facility will not be guaranteed by, nor is it anticipated that any future indebtedness will be guaranteed by, any of the Company's stockholders.



     The Company intends to open five locations in 1997 (one of which was opened in March 1997) and 20 locations in each of 1998 and 1999. The Company expects to expend approximately $4.8 million in 1997 related to these openings.


     The Company believes that the net proceeds from this Offering, its anticipated cash flow from operations and funds anticipated to be available from the credit facility noted above will be sufficient to satisfy its working capital and capital expenditure requirements through 1999. There can be no assurance, however, that changes in the Company's operating plans, acceleration of the Company's expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will not cause the Company to seek additional financing sooner than anticipated. There can be no assurance that additional financing will be available on acceptable terms or at all.

                                    BUSINESS

GENERAL

     The Company currently owns and operates 12 entertainment restaurant locations under the Fox & Hound and Bailey's brand names. The Company's entertainment restaurant locations combine a comfortable and inviting social gathering place, full menu and full service bar, state-of-the-art audio and video systems for sports entertainment, traditional games of skill such as pocket billiards and a late-night dining and entertainment alternative all in a single location. The Company's entertainment restaurant locations appeal to a broad range of guests who can participate in one or more aspects of the Company's total entertainment restaurant experience. Fox & Hound and Bailey's encompass the Company's multi-dimensional concept and serve both larger urban and smaller regional markets. The first Bailey's was opened in Charlotte, North Carolina in 1989 and the first Fox & Hound was opened in Arlington, Texas in 1994. The Company currently owns and operates three Fox & Hounds and nine Bailey's in Arkansas, Indiana, North Carolina, South Carolina, Tennessee and Texas.

CONCEPT

     The Company's entertainment restaurant concept differentiates itself by offering all of the following features in a single location:

     - Social Gathering Place. The Company's locations provide a contemporary social gathering place where friends and acquaintances can gather regularly for food, drinks and entertainment in an upscale yet casual environment.

     - Food and Beverage. The Company's units offer a full menu with a wide range of mid-priced appetizers, entrees and desserts served in generous portions. Each location features a full service bar and a wide variety of domestic, imported and premium craft beers. Food and beverages can be enjoyed in all areas of each location.

     - Sports Entertainment. The Company's locations feature state-of-the-art audio and video systems for viewing sporting events. Each location has numerous TVs (including several big screen TVs) with satellite and cable coverage of national, regional and local sporting events.

     - Games of Skill. The Company's units offer traditional games of skill, including pocket billiards featuring tournament-quality tables, shuffleboard and darts. Certain locations also offer "just for fun" blackjack and a variety of popular interactive games.

     - Late-night Destination. The Company provides guests with an upscale entertainment and dining alternative by serving food and beverages during the increasingly popular late-night segment.

STRATEGY

     Management believes that its unique entertainment restaurant concept will enable the Company to distinguish itself as the leader in this market segment. Management's strategy for attaining this leadership position is based on the following key elements:

     Total Entertainment and Restaurant Experience. The Company's concept offers a social gathering place, food and beverages, sports entertainment, games of skill and a late-night destination all in a single location. Each location provides guests with a multi-dimensional entertainment and restaurant experience that enables them to participate in one or more elements of the experience.

     Seasoned Management Team. The Company employs a seasoned management team with experience in successfully developing and operating multi-unit concepts in a variety of geographic markets throughout the United States. The Company intends to leverage this experience to secure favorable real estate sites, control costs and implement proven operating procedures. In addition, the Company maintains centralized financial and accounting controls through Coulter Enterprises, which has 16 years of experience in providing such services. By employing the services and infrastructure provided by Coulter Enterprises, the Company is able to focus its energy and resources on brand and unit development.

     Rapid Growth and Expansion. The Company believes that its entertainment restaurant concept will be attractive in a variety of geographic markets throughout the United States. The Company currently plans to open five locations in 1997 (one of which was opened in March 1997) and 20 locations in each of 1998 and 1999. The Company is currently evaluating locations in markets that are familiar to its management team and is actively negotiating additional leases at a number of sites.


     Flexibility and Versatility of Concept. The Company is implementing its concept through both the Fox & Hound and Bailey's brand names. This strategy enables the Company to target both larger urban markets as well as smaller regional markets. The Company's concept also allows for significant versatility through the reconfiguration of the entertainment areas within each of its locations to accommodate various special events.

     Commitment to High Quality Products and Services. The Company is committed to providing a superior experience that includes high quality menu items, a wide variety of domestic, imported and premium craft beers, state-of-the-art audio and video systems and tournament-quality pocket billiard tables. These features, combined with the Company's focus on a high level of customer service, help build a loyal clientele and attract new guests.

LOCATIONS

     The following table sets forth the location, opening date and approximate square footage of the Company's existing entertainment and restaurant locations:

                   LOCATION               OPENING DATE                    SQUARE FOOTAGE
        -------------------------------  ---------------                  --------------
        Fox & Hound
        Arlington, TX                    August 1994                           6,500
        College Station, TX              September 1994                        7,000
        Dallas (Midway), TX              December 1995                        10,000

        Bailey's
        Charlotte, NC                    November 1989                         6,800
        Pineville, NC                    October 1990                          7,000
        North Little Rock, AR            February 1994                         8,200
        Greenville, SC                   September 1994                        7,200
        Nashville, TN                    April 1995                            9,450
        Knoxville, TN                    December 1995                         8,300
        Johnson City, TN                 May 1996                              8,250
        Columbia, SC                     October 1996                          8,500
        Clarksville, IN                  March 1997                            9,200

EXPANSION PLANS


     The Company's management team has extensive experience in the restaurant business and has successfully developed and operated numerous restaurants in many geographic markets throughout the United States. The Company intends to open five entertainment restaurant locations in 1997 (one of which was opened in March 1997) and 20 locations in each of 1998 and 1999. The Company is currently evaluating locations in markets familiar to its management team and is actively negotiating additional leases at a number of sites. However, the number of locations actually opened may vary depending upon the ability of the Company to locate suitable sites and negotiate favorable leases.


     The Company may in the future grant license or joint venture rights to the Fox & Hound and Bailey's brands in certain limited geographic areas of the United States. It is expected that these licensees or joint venture partners will be required to develop a specific number of locations within a specified time frame and that a license fee and/or a royalty fee will be paid to the Company in connection with the development and operation of each such site. The Company anticipates that one of such licenses may be granted to Dennis L. Thompson, a director of the Company, and Thomas A. Hager, who has agreed to become a director of the Company immediately following this Offering. Such license is anticipated to grant the right to operate up to eight locations under the "Fox & Hound" name in North Carolina. The Company has granted to Stephen P. Hartnett, a principal stockholder of the Company and the founder of Fox & Hound, the right to operate one "Fox & Hound" location in Dallas, Texas without the payment of any license fee. See "Certain Transactions."

SITE SELECTION CRITERIA AND LEASING

     The Company believes the site selection process is critical in determining the potential success of each entertainment restaurant location. Senior management devotes significant time and resources in analyzing each prospective site and inspects and approves each location prior to final lease execution. A variety of factors are considered in the site selection process, including local market demographics, site visibility, traffic count, nature of the retail environment and accessibility and proximity to major retail centers, office complexes, hotels and entertainment centers (e.g., stadiums, arenas, theaters).

     The Company currently leases all locations, with the exception of the Bailey's in Columbia, South Carolina, which is owned by the Company. Most of the units are located in shopping centers. Leases are negotiated with initial terms of three to five years, with multiple renewal options. The Company has generally required approximately 90 to 120 days after the signing of a lease and obtaining required permits to complete construction and open a new location. Additional time is sometimes required to obtain certain government approvals and licenses, such as liquor licenses. In the future, the Company anticipates principally leasing its locations, although it may consider purchasing free-standing sites where it is cost-effective to do so.

UNIT ECONOMICS

     In 1996, the three Fox & Hounds recorded average net sales of $1.8 million. The average cost to open the three Fox & Hounds was approximately $830,000, with an additional $80,000 of pre-opening expenses per unit. The average net sales of the six Bailey's that were open for a full year in 1996 was approximately $1.4 million. The average cost to open such six Bailey's was approximately $550,000, with an additional $60,000 of pre-opening expenses per unit (for the four most recently opened Bailey's). Management anticipates that the cost of opening new locations will average approximately $850,000 per unit, which includes leasehold improvements, fixtures and equipment, with an additional $100,000 of pre-opening expenses per unit. Future locations are anticipated to range from 6,500 to 10,000 square feet.

MENU

     Fox & Hound offers a single menu for lunch, dinner and late-night dining. The menu features a selection of appetizers, including quesadillas and nachos, soups and salads, gourmet-style sandwiches and burgers, a selection of grilled entrees and desserts. Appetizers typically range in price from $4.50 to $7.95, and entrees range from $5.95 to $12.95, with most entrees priced below $10.00. Each location features a full service bar and over 100 brands of ales, lagers, stouts and premium craft beers from around the world, including over 35 on tap. Alcoholic beverage service accounted for approximately 63% of Fox & Hound's revenues in 1996.

     Bailey's offers a single menu for lunch (weekends only), dinner and late-night dining. The menu currently offers more casual selections than Fox & Hound by focusing more on appetizers, gourmet burgers and sandwiches, including wraps, and less on grilled entrees. Appetizers typically range in price from $3.95 to $6.50, and entrees range from $5.95 to $8.95. The full service bar features a complete selection of mixed drinks, domestic and imported beers. Alcoholic beverage service accounted for approximately 61% of Bailey's revenues in 1996.

AMBIANCE AND DESIGN

     Fox & Hound. Fox & Hound entertainment restaurant locations incorporate the tradition, spirit and sophistication of a contemporary social gathering place, with an elegant yet comfortable atmosphere of finished wood, polished brass, embroidered chairs and booths, hunter green and burgundy walls and etched glass. Each Fox & Hound features a full service restaurant and bar as well as state-of-the-art audio and video technology and traditional games of skill such as pocket billiards generously spaced to avoid crowding, darts and shuffleboard. The entertainment area can be readily configured into a comfortable "arena" for viewing national, regional and local sporting and other television events. All locations are also capable of accommodating business and social organizations for special events.

     Fox & Hound is the evolution of a concept originally conceived by Stephen
P. Hartnett. Management believes that the design of Fox & Hound plays an essential role in its success. The bar and primary dining room are centrally located while the wing rooms are partitioned from the bar and dining area by etched glass and house games of skill along with state-of-the-art audio and video technology. This layout provides guests with an open view of the main dining room, bar and gaming areas. The open kitchen is organized for efficient work flow and is centrally located so as to entice guests with its flavorful aromas.

     Bailey's. Each Bailey's location has a casual, relaxed atmosphere that features a full-service restaurant and bar, numerous TVs (including several big screen TVs) with satellite and cable coverage of sporting events, pocket billiard tables, darts, foosball and shuffleboard. Certain locations also feature "just for fun" blackjack and a variety of popular interactive games. Like Fox & Hound, the bar and primary dining room in each Bailey's is centrally located with games situated around the perimeter.

     Bailey's is the evolution of a concept originally conceived by Thomas A. Hager and Dennis L. Thompson. The first Bailey's was opened in Charlotte, North Carolina in November 1989. There are presently nine locations operating in five states. Since the opening of the first location in 1989, management has modified and improved its original concept. With each successive opening, the decor was modified to a more upscale yet casual decor.

MARKETING

     The Company believes that its entertainment restaurant concept attracts a loyal clientele, and the Company relies primarily on word-of-mouth to attract new business. The Company does, however, advertise through traditional marketing and advertising mediums in selected markets. These mediums include billboard signage, radio and print advertising, local store marketing to households and volunteer community involvement.

     The Company's marketing efforts also seek to focus on national, regional and local sporting events such as the Super Bowl and World Series, which attract locally active groups of fans, supporters or alumni. The versatile layout and design of the units can also accommodate group events.

OPERATIONS AND MANAGEMENT

     The Company's operations and management systems are based upon systems and controls that were developed by senior management and have been successfully used to manage a large number of restaurants located in numerous states. The Company strives to maintain quality and consistency in its entertainment restaurant locations through the careful training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of locations and conduct of personnel.

     The management of a typical unit consists of one general manager and two or three supporting managers. Each general manager is responsible for the unit's day-to-day operations and is required to follow the Company's established operating procedures and standards. Each entertainment restaurant location also employs a staff of hourly employees, many of whom are part-time personnel. Unit management personnel participate in an eight-week training program which focuses on various aspects of the unit's operations and customer service. Working in concert with general managers, the Company's senior management defines operations and performance objectives. Each location's management team participates in an incentive cash bonus program. Awards under the incentive plan are tied to achievement of specified operating targets, including achievement of specific unit objectives and control of operating expense budgets. Senior management regularly visits the Fox & Hound and Bailey's locations and meets with the respective management teams to ensure that the Company's strategies and standards of quality are complied with.

     The Company maintains financial and accounting controls for each of its entertainment restaurant locations through the use of centralized accounting and management information systems. Sales information is collected daily from each location, and general managers are provided with operating statements for their locations. Cash is controlled through daily deposits of sales proceeds in local operating accounts, the balances of which are wire-transferred weekly to the Company's principal operating account. The Company utilizes a comprehensive peer review reporting system for its general managers. After the close of each 28-day accounting period, profit and loss statements are produced and, subsequently, a conference call is arranged during which the general manager of each location reviews the profit and loss statement of the location with the other general managers and the senior management of the Company. The participants offer each other feedback on their respective performances and suggest ways of improving profitability. At the end of each quarter, the general managers and the Company's senior management meet in person. The Company believes that the peer review system enables each general manager to benefit from the collective experience of all of the Company's management.

     The Company believes that customer service and satisfaction are keys to the success of its operations. The Company's commitment to customer service and satisfaction is evidenced by several Company practices and policies, including periodic visits by unit management to guests' tables, active involvement of management in responding to guest comments and assigning waitpersons so as to ensure customer satisfaction. Teamwork is emphasized for efficient and timely service.

     Each new unit employee of the Company participates in a training program during which the employee works under the close supervision of a general manager. Management strives to instill enthusiasm and dedication in its employees and to create a stimulating and rewarding working environment where employees know what is expected of them in measurable terms. Management continuously solicits employee feedback concerning unit operations and strives to be responsive to the employees' concerns.

PURCHASING

     The Company's management negotiates directly with suppliers for most food and beverage products to ensure uniform quality, adequate supplies, and to obtain competitive prices. Food and supplies are shipped directly to entertainment restaurant locations, although invoices for purchases are forwarded to a central location for payment. Due to the experience of the Company's senior management in the restaurant business, the Company is able to purchase most of its restaurant equipment directly from equipment manufacturers. The Company has not experienced any significant delays in receiving supplies or equipment.

MANAGEMENT INFORMATION SYSTEMS

     The Company utilizes an in-store computer-based management support system which is designed to improve labor scheduling and food and beverage cost management, provide corporate management quick access to financial data and reduce the general manager's administrative time. Each general manager uses the system for production planning, labor scheduling and food and beverage cost variance analysis. The system generates reports on sales, bank deposits and variance data for the Company's management on a daily basis.


     The Company generates weekly consolidated sales reports and food, beverage and labor cost variance reports as well as detailed profit and loss statements for each entertainment restaurant location every four weeks. Additionally, the Company monitors sales mix, sales growth, labor variances and other sales trends on a daily basis.


ACCOUNTING AND ADMINISTRATIVE SERVICES

     Since March 1997, the Company has been provided with certain accounting and administrative services from Coulter Enterprises for a charge of 4.0% of net sales. Concurrent with this Offering, the Company will enter into a services agreement for such accounting and administrative services to be provided by Coulter Enterprises. The fixed annual charge, which will be pro rated for 1997, will be $94,000 and the per unit per 28-day period fee will be $426. The services agreement will expire on December 31, 1997 unless terminated by either party upon 30 days' notice and will be renewable thereafter on a year-to-year basis, terminable by either party upon 30 days' notice. See "Certain Transactions." In the future, the Company may satisfy its accounting and administrative needs by hiring employees directly; however, the Company believes that such direct costs would not be materially different than the costs under the contractual arrangement.

COMPETITION

     The entertainment and restaurant industries are highly competitive. There are a great number of restaurants and entertainment businesses that compete directly and indirectly with the Company. The Company competes with restaurants primarily on the basis of quality of food and service, ambiance and location and competes with sports bars and entertainment complexes on the basis of entertainment quality. Competition for sales in the entertainment and restaurant industries is intense. While the Company believes that its entertainment restaurant units are distinctive in design and operating concept, it is aware of competitors that operate with similar concepts. Many of the Company's existing and potential competitors are well-established and have significantly greater financial, marketing and other resources than does the Company. In addition to other entertainment and restaurant companies, the Company competes with numerous businesses for suitable locations for its units. The legalization of casino gambling in geographic areas near any entertainment restaurant location operated by the Company could also create the possibility for entertainment alternatives that could have a material adverse effect on the Company's business.

GOVERNMENT REGULATION

     The Company's entertainment restaurant locations are subject to numerous federal, state and local laws affecting health, sanitation, safety and Americans with Disabilities Act accessibility standards, as well as to state and local licensing regulation of the sale of alcoholic beverages. Each location has appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each location has food service licenses from local health authorities. The Company's licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by the Company or its employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing, and inventory control. The failure of a location to obtain or retain liquor or food service licenses would have a material adverse effect on the Company's operations. In order to reduce this risk, each location is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations.

     The Company may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance and has never been named as a defendant in a lawsuit involving "dram-shop" statutes.

     The development and construction of additional locations will be subject to compliance with applicable zoning, land use and environmental regulations. The Company's operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits and other employee matters. Significant numbers of the Company's personnel are paid at rates related to the federal minimum wage which is currently $4.75 per hour, which will increase to $5.25 per hour in October 1997, and, accordingly, such increase and further increases in the minimum wage will increase the Company's labor costs.

     A portion of the Company's revenues is derived from the use and operation of video gaming machines. There can be no assurance that any future regulations or legislation will not limit, restrict or eliminate the use or operation of video gaming machines.

TRADEMARKS

     The Company has registered its "Fox & Hound" service mark in Texas and has applied for federal registration of such mark. The Company's "Bailey's Sports Grille" service mark is registered federally and in North Carolina. The Company regards its service marks as having significant value and as being an important factor in the marketing of its entertainment restaurant concept. The Company is aware of names and marks similar to the service marks of the Company that are used by other persons in certain geographic areas. The Company believes such uses will not have a material adverse effect on the Company. The Company's policy is to pursue registration of its marks whenever possible and to oppose vigorously any infringement of its marks.

LEGAL MATTERS


     An officer and director of the Company recently resigned. Certain matters related to this resignation have not yet been resolved. There are currently no outstanding claims relating to this matter.


     The Company is not currently a party to any material litigation. From time to time, however, the Company may be subject to claims and lawsuits arising in the normal course of business.

EMPLOYEES


     The Company employs approximately 600 persons, two of whom are executive officers, 44 of whom are entertainment restaurant location management personnel and the remainder of whom are hourly entertainment restaurant personnel. None of the Company's employees is covered by a collective bargaining agreement. The Company believes its employee relations are satisfactory.


PROPERTIES

     All of the Company's units are located in leased space with the exception of the Bailey's in Columbia, South Carolina, which is owned by the Company. Initial lease terms range from three to five years, with multiple renewal options. All of the Company's leases provide for a minimum annual rent, and some leases call for additional rent based on sales volume at the particular location over specified minimum levels. Generally, the leases are net leases which require the Company to pay the costs of insurance, taxes and a portion of lessors' operating cost. Two Fox & Hounds are leased from a related party. See "Certain Transactions."

     The Company's executive offices are located at 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201, which space is provided pursuant to the terms of the services agreement that will be entered into by the Company with Coulter Enterprises concurrent with this Offering. The Company believes that there is sufficient office space available at favorable leasing terms in the Dallas, Texas area to satisfy the additional needs of the Company that may result from future expansion.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of the Company:


                                                                                       TERM AS DIRECTOR
                 NAME                    AGE                  POSITION                     EXPIRES
---------------------------------------  ---   --------------------------------------  ----------------
Jamie B. Coulter.......................  56    Chairman of the Board                         2000
Gary M. Judd...........................  38    Chief Executive Officer, President,
                                               Chief Operating Officer and Director          1999
James K. Zielke........................  33    Chief Financial Officer and Secretary           --
Dennis L. Thompson.....................  53    Director                                      1998
Thomas A. Hager*.......................  48    Director                                      1998
Steven Wolosky*........................  41    Director                                      1999
William F. Orthwein*...................  36    Director                                      2000
Christopher Goldsbury*.................  54    Director                                      2000


---------------
* Messrs. Hager, Wolosky, Orthwein and Goldsbury have each agreed to serve as a director immediately following this Offering.


     Jamie B. Coulter has served as Chairman of the Board since March 1997. Mr. Coulter has served as Chairman and Chief Executive Officer of Lone Star Steakhouse and Saloon, Inc. ("Lone Star") since January 1992 and was president of Lone Star from 1992 through 1995 (and a director and executive officer of various subsidiaries of Lone Star since 1991). Between 1965 and 1980, Mr. Coulter and his partners developed and operated Pizza Hut and Kentucky Fried Chicken restaurants as one of the largest franchisees of both systems. From 1980 to May 1997, Mr. Coulter had been the sole stockholder, chairman, chief executive officer and president of various Pizza Hut entities operating more than 80 Pizza Hut restaurants in 11 states. Since 1980, Mr. Coulter has been the sole stockholder and president of Coulter Enterprises, Inc., a management and consulting company that provides management, accounting and administrative services for Mr. Coulter's Pizza Hut franchises and other affiliated and non-affiliated businesses.



     Gary M. Judd has served as Chief Executive Officer, President and Chief Operating Officer and director since May 1997. Mr. Judd served as vice president of special projects with Coulter Enterprises, Inc. from October 1993 to May 1997. From March 1989 to September 1993, Mr. Judd was employed by Western Sizzlin, Inc. in various capacities, most recently as director of franchise operations. From March 1984 to February 1989, Mr. Judd served as a director of operations with Coulter Enterprises.


     James K. Zielke has served as Chief Financial Officer and Secretary since April 1997. From January 1997 until April 1997, Mr. Zielke was the senior director-tax for PepsiCo Restaurant Services Group, Inc. Mr. Zielke was employed by Pizza Hut, Inc. from March 1993 until January 1997, most recently as director-tax from March 1995 until January 1997. Prior to his employment by Pizza Hut, Inc., Mr. Zielke was employed by Ernst & Young LLP from June 1986 until March 1993.

     Dennis L. Thompson has been a director of the Company since February 1997 and from 1989 to 1997 was an investor with Bailey Sports Grille, Inc., of which he was a co-founder. Mr. Thompson has served as senior vice president of real estate and a director of Lone Star since January 1992. Mr. Thompson has been an executive officer and a director of various subsidiaries of Lone Star since 1989. From 1985 to August 1995, he was an executive officer, director and stockholder of Creative Culinary Concepts Inc., a company that owned and operated eleven Lone Star Steakhouse and Saloons and certain other restaurants.

     Thomas A. Hager was a co-founder of Bailey's Sports Grille, Inc. and served as its president from inception in November 1989 until February 1997. Prior to founding Bailey's Sports Grille, Inc., Mr. Hager owned and operated a restaurant in Charlotte, North Carolina. Mr. Hager is also the founder of Thomas Advertising, Inc., a national billboard advertising agency where he has served as president since its inception in 1983.

     Steven Wolosky has been a partner of the law firm of Olshan Grundman Frome & Rosenzweig LLP since January 1987. Mr. Wolosky is also a director of Uniflex, Inc., a company that designs, manufactures and sells a variety of plastic products, and assistant secretary of WHX Corporation, a holding company for an integrated steel manufacturer.

     William F. Orthwein has been an independent floor trader in the Standard and Poor's 500 pit at the Chicago Mercantile Exchange since 1984.

     Christopher Goldsbury has been the president and chief executive officer of Silver Ventures, a San Antonio, Texas based private investment company since March 1995. Prior thereto, Mr. Goldsbury was employed by Pace Foods, Inc., a San Antonio, Texas based company that produces Pace Picante Sauce. Mr. Goldsbury joined Pace Foods in 1969, held positions in both production and sales from 1969 to 1979, was president from 1979 to 1982 and chairman of the board and chief executive officer from 1982 to March 1995.

     The Board of Directors of the Company currently consists of three members divided into three classes, the terms of which expire at the annual meeting of stockholders to be held in the year indicated in the table above. Each director holds office until his term expires and his successor has been elected and qualified. Beginning in 1998, at each annual meeting of stockholders, directors nominated to a class with a term that expires in that year will be elected for a three-year term. Executive officers serve at the discretion of the Board of Directors.


     Messrs. Hager, Wolosky, Orthwein and Goldsbury, whose biographical data appear above, are not currently directors of the Company, but have agreed to become directors contingent upon and effective immediately following this Offering. The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee will be composed of a majority of independent directors and will be charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which will also be composed of a majority of the independent directors, will recommend to the Board of Directors compensation for the Company's key employees. The Stock Option Committee will administer the Company's 1997 Plan and will be composed of independent directors. The members of the Audit Committee will be Messrs. Hager, Thompson and Orthwein. The members of the Compensation Committee will be Messrs. Wolosky, Goldsbury and Orthwein. The members of the Stock Option Committee will be Messrs. Thompson, Goldsbury and Orthwein.


     Directors of the Company, other than the Chairman of the Board, who are not executive officers will receive director fees of $3,000 per year and $500 per meeting attended, plus the reasonable expenses of attending meetings and will be entitled to participate in the Directors Stock Option Plan.

EXECUTIVE COMPENSATION

     No executive officer of the Company received cash or other compensation paid by the Company or its subsidiaries for the fiscal year ended December 31, 1996. Set forth below under "Employment Agreements" is the compensation to be paid by the Company to its executive officers.

EMPLOYMENT AGREEMENTS


     The Company has entered into separate employment agreements commencing as of the closing of this Offering with each of Messrs. Judd and Zielke providing for the employment of such individuals as Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, respectively. Each employment agreement provides that the officer shall devote all of his professional time to the business of the Company. The agreements provide for (i) annual base salaries of $175,000 and $125,000, respectively, for Messrs. Judd and Zielke, subject to increases as determined by the Board of Directors and
(ii) the granting of options on the date of this Prospectus pursuant to the 1997 Plan to purchase 100,000 and 50,000 shares of Common Stock, respectively, at an exercise price equal to the initial public offering price of the shares offered hereby. Such options vest annually over five years. Each agreement terminates in April 2002 with an option by the Company to extend the term for an additional one-year period and contains non-competition and non-solicitation provisions. Messrs. Coulter, Hager and Thompson have entered into non-competition, confidentiality and non-solicitation agreements with the Company.

     Certain directors and executive officers of the Company are parties to agreements that restrict their involvement with restaurants offering pizza, pasta or steak. The Company's menus do not currently offer such items, and the Company does not believe that such restrictions will have a material effect on its operations.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has obtained directors and officers liability insurance. The Company has also entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

STOCK OPTION PLANS

  1997 Incentive and Nonqualified Stock Option Plan

     In March 1997, the Board of Directors of the Company adopted the 1997 Incentive and Nonqualified Stock Option Plan (the "1997 Plan"). The 1997 Plan is intended to assist the Company in securing and retaining a Chairman of the Board and key employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and nonqualified options (collectively, the "Options") to the Chairman of the Board and full-time and part-time employees of the Company and its subsidiaries. Incentive stock options granted under the 1997 Plan are to be "Incentive Stock Options" as defined by
Section 422 of the Code.


     An aggregate of 1,500,000 shares of Common Stock has been reserved for issuance upon exercise of Options to be granted under the 1997 Plan. As of the date of this Prospectus, the Company has granted options to purchase (i) 500,000 shares of Common Stock to the Chairman of the Board of the Company, (ii) 100,000 shares of Common Stock to the Chief Executive Officer of the Company, (iii) 50,000 shares of Common Stock to the Chief Financial Officer of the Company,
(iv) an aggregate of 40,000 shares of Common Stock to the Company's two district managers, (v) an aggregate of 70,584 shares of Common Stock to the 12 general managers of the Company's entertainment restaurant locations and (vi) an aggregate of 39,764 shares of Common Stock to certain other employees of the Company, in each case at an exercise price per share equal to the initial public offering price. The options expire in July 2007. The 1997 Plan will be administered by a committee (the "Committee"), composed of two or more non-management directors that are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Code, authorized to administer the 1997 Plan in a manner that complies with Rule 16b-3 under the Exchange Act. The Committee will determine who shall receive Options, the number of shares of Common Stock that may be purchased under Options, the time and manner of exercise of Options and Option exercise prices. The term of Options granted under the 1997 Plan may not exceed 10 years (five years in the case of an incentive stock option granted to an optionee owning more than 10.0% of the voting stock of the Company (a "10.0% Holder")). The Option exercise price for incentive stock options shall not be less than 100.0% of the "fair market value" of the shares of Common Stock at the time the Option is granted; provided, however, that if an Option granted to the Company's Chief Executive Officer or to any of the Company's other four most highly compensated officers is intended to qualify as "performance-based" compensation under Section 162(m) of the Code, the exercise price must equal at least 100.0% of the fair market value of the subject stock on the date of grant; provided, further, that with respect to an incentive stock option, in the case of a 10.0% Holder, the exercise price per share shall be at least 110.0% of such fair market value. The Option exercise price for nonqualified options shall not be less than 75.0% of the "fair market value" of the shares of Common Stock at the time the Option is granted. The aggregate fair market value of the shares of Common Stock as to which an optionee may exercise incentive stock options may not exceed $100,000 in any calendar year. Payment for shares purchased upon exercise of Options is to be made in cash, check or other instrument, but, at the discretion of the Committee, may be made by cashless exercise or the delivery of other shares of Common Stock of the Company.

     The maximum number of shares that may be subject to Options granted under the 1997 Plan to any individual in any calendar year may not exceed 50% of the number of shares covered by the 1997 Plan and the method of counting such shares shall conform to any requirements applicable to "performance-based" compensation under Section 162(m) of the Code. It is intended that compensation realized upon the exercise of an Option granted under the 1997 Plan will thereupon be regarded as "performance-based" under Section 162(m) of the Code and that such compensation may be deductible without regard to the limits of Section 162(m) of the Code.

     Under certain circumstances involving a change in the number of outstanding shares of Common Stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of Common Stock in respect of which Options may be granted under the 1997 Plan, the class and number of shares subject to each outstanding Option and the Option exercise price per share will be proportionately adjusted. In addition, in the event of any merger, reorganization or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, the Options granted under the 1997 Plan shall immediately vest assuming that the optionee has held the Option for at least six months.

     An Option may not be transferred other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the lifetime of the Option holder may be exercised only by such holder; provided, however, that to the extent the Option does not disqualify such Option for exemption under Rule 16b-3 of the Exchange Act, nonqualified options may be transferable during an optionee's lifetime to immediate family members of an optionee, partnerships in which the only partners are members of the optionee's immediate family, and trusts established solely for the benefit of such immediate family members.

     The 1997 Plan will terminate in March 2007 and may be terminated at any time by the Board of Directors prior to that date.

  General Managers Program

     The Company intends to grant incentive stock options under the 1997 Plan to the general manager of each of its entertainment restaurant locations at the time of their appointment as a general manager. Under this program, each general manager will be granted incentive stock options to purchase shares of Common Stock having an aggregate fair market value of $50,000 at the date of grant. The incentive stock options shall vest over five years from the date of grant, with vesting of 10.0%, 15.0%, 25.0%, 25.0% and 25.0% of the options, respectively, at each of the first five anniversaries of the date of grant.

  Directors Stock Option Plan

     In March 1997, the Board of Directors of the Company adopted the Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the issuance of options to purchase up to 150,000 shares of Common Stock. All members of the Board of Directors who are not employees of the Company ("Eligible Directors") are eligible to receive grants of options. Each Eligible Director receives automatic, nondiscretionary grants of options based upon specific criteria set forth in the Directors Plan. Each Eligible Director will receive a grant of an option to purchase 10,000 shares of Common Stock on the later of (i) the date the Eligible Director is elected to the Board of Directors or (ii) the date of this Prospectus, and will be granted another option to purchase 3,000 shares of Common Stock annually thereafter so long as he remains an Eligible Director. Each option vests annually over a three-year period provided such individual continues to serve as a director of the Company unless such individual no longer serves as a result of his death or disability, in which case the option immediately vests as to all shares subject to such option. Accordingly, Messrs. Hager, Thompson, Wolosky, Orthwein and Goldsbury will each be granted options to purchase 10,000 shares of Common Stock under the Directors Plan on the date of this Prospectus at an exercise price equal to the initial public offering price.

     The exercise price of each option granted under the Directors Plan is equal to the fair market value of the Company's Common Stock on the date of grant. All options granted are first exercisable one year after the grant date, except in the case of an Eligible Director's death or permanent disability, upon which event the options become immediately exercisable for a period of one year thereafter and then would terminate. If an Eligible Director's membership on the Board of Directors terminates for any reason, any option held on such date may be exercised any time within one year after the date of termination, unless the option terminates sooner by its terms. As of the date of this Prospectus, options to purchase 50,000 shares of Common Stock will be outstanding under the Directors Plan.

COMPENSATION COMMITTEE INTERLOCKS


     The Compensation Committee will consist of Messrs. Wolosky, Goldsbury and Orthwein and the Stock Option Committee will consist of Messrs. Thompson, Goldsbury and Orthwein. None of such Directors was a party to any transaction with the Company which constitutes an interlock with another entity.

                              CERTAIN TRANSACTIONS

     Concurrent with this Offering, the Company will enter into a services agreement with Coulter Enterprises pursuant to which the Company will utilize certain accounting and administrative services provided by Coulter Enterprises, a corporation controlled by Jamie B. Coulter, Chairman of the Board of the Company. The services agreement initially expires on December 31, 1997, unless terminated by either party upon 30 days' notice, and is renewable thereafter on a year-to-year basis, terminable by either party upon 30 days' notice. Concurrent with this Offering, the service fee will consist of a fixed annual charge of $94,000, pro rated for 1997, and a per unit per 28-day period fee of $426. The amount of the services fee will be reviewed annually and will be subject to approval by a majority of the disinterested directors of the Company. Since March 1997 and through the date of this Offering, Coulter Enterprises has provided accounting and administration services for a service fee of 4.0% of net sales during such period.

     Prior to March 1997, certain accounting and administrative services were provided to the three Fox & Hound units by a corporation controlled by Stephen
P. Hartnett, a principal stockholder of the Company. The terms of the management agreement provided for the reimbursement only of out-of-pocket expenses of such corporation. The amount of such management fees were $1,750, $29,820 and $225,600 for the fiscal years ended December 31, 1994, 1995 and 1996, respectively.


     The Company leases its Fox & Hounds in Dallas (Midway), Texas and College Station, Texas from limited partnerships controlled by Stephen P. Hartnett. The annual rent paid to the limited partnerships for the College Station, Texas facility was $22,425, $66,121 and $56,000 for the fiscal years ended December 31, 1994, 1995 and 1996, respectively. Annual rent for fiscal year 1997 for this facility will be $68,610. The annual rent paid to the limited partnerships for the Dallas (Midway), Texas facility was $204,408 for the fiscal year ended December 31, 1996. The annual rent for fiscal year 1997 for this facility will be $204,392.


     Certain stockholders of the Company have made loans to the Company or its subsidiaries in the past three years. The following table summarizes such loans, which are more fully described in the paragraphs that follow.


                                                                    AGGREGATE            DATE OF
        BORROWER                        LENDER                       AMOUNT           FINAL PAYMENT
------------------------ ------------------------------------- ------------------- --------------------
Company(1).............. Intrust Bank, N.A.                    $12.00 million(2)   Due August 1, 1997
F&H Restaurant Corp..... Jamie B. Coulter                      $4.53 million       February 1997
505 Entertainment,
  Ltd................... Organized Capital, Inc.(3)            $116,500            February 1997
505 Entertainment,
  Ltd................... United II Strategic Trading, Inc.(3)  $116,500            February 1997
Bailey's Sports Grille,
  Inc.(4)............... Thomas Hager                          $1.50 million       February 1997

Bailey's Sports Grille,
  Inc.(4)............... Dennis L. Thompson                    $1.27 million       February 1997


---------------

(1) Jamie B. Coulter has guaranteed one-half of the Company's $12.00 million line of credit.


(2) As of March 25, 1997, the outstanding indebtedness was approximately $10.84 million.


(3) The wife of Stephen P. Hartnett, a principal stockholder of the Company,, has an equity interest in these companies.

(4) These loans were made to Bailey's Sports Grille, Inc. or its predecessor corporations.


     During the period November 1996 to January 1997, Jamie B. Coulter loaned to F&H Restaurant Corp. an aggregate of approximately $4.53 million in connection with the acquisition by F&H Restaurant Corp. of a 75% interest in the Subsidiary Limited Partnerships and to provide working capital to the Subsidiary Limited Partnerships. At December 31, 1996, the amount outstanding under such loans was $1.50 million. The loans accrued interest at the prime rate (currently 8.50% per annum). The loans were repaid in full in February 1997 pursuant to a $12.00 million line of credit obtained by the Company from Intrust Bank, N.A.,

Wichita, Kansas. One-half of such line of credit has been guaranteed by Mr. Coulter. Indebtedness outstanding under such line of credit bears interest at the prime rate (currently 8.50% per annum) and is due August 1, 1997. The entire balance outstanding under the line of credit will be repaid upon the closing of this Offering with a portion of the net proceeds therefrom.


     In September 1995, a corporate stockholder of the Company, in which the wife of Stephen P. Hartnett owns approximately 20%, loaned $83,000 to a Subsidiary Limited Partnership. In December 1995, a second corporate stockholder of the Company, in which the wife of Stephen P. Hartnett owns approximately 34%, loaned $75,000 to such Subsidiary Limited Partnership. The aggregate amount outstanding under such loans at December 31, 1995 was $83,000 and $75,000, respectively. In July 1996, the two corporate stockholders made additional loans of $7,000 and $15,000, respectively, to such Subsidiary Limited Partnership. In November 1996, the two corporate stockholders loaned the Subsidiary Limited Partnership an additional $53,000. All of these loans accrued interest at a rate of 10.0% per annum. At December 31, 1996, the amount outstanding to each corporate stockholder was $116,500. The loans were repaid in full in February 1997.

     Dennis L. Thompson, a director of the Company, and Thomas S. Hager, who has agreed to become a director immediately following this Offering, have made various loans to Bailey's Sports Grille, Inc. or its predecessors. In 1994, Messrs. Thompson and Hager loaned to Bailey's Sports Grille, Inc. or its predecessors an aggregate of $177,670 and $208,240, respectively. Such loans accrued interest at an effective interest rate of 8.0% per annum. At December 31, 1994, the aggregate outstanding balances were $286,431 and $344,001, respectively. In 1995, Messrs. Thompson and Hager loaned to Bailey's Sports Grille, Inc. or its predecessors an aggregate of an additional $365,540 and $431,014, respectively. Such loans accrued interest at an effective interest rate of 8.0% per annum. At December 31, 1995, the aggregate outstanding balances were $600,483 and $710,844, respectively. In 1996, Messrs. Thompson and Hager loaned to Bailey's Sports Grille, Inc. or its predecessors an aggregate of an additional $725,056 and $856,528, respectively. Such loans accrued interest at an effective interest rate of 8.0% per annum. At December 31, 1996, the aggregate outstanding balances were $1,269,864 and $1,492,378, respectively. All such loans, to the extent not previously repaid, were repaid in full in February 1997.

     The Company anticipates that it may grant to Dennis L. Thompson, a director of the Company, and Thomas A. Hager, who has agreed to become a director of the Company immediately following this Offering, the right to operate up to eight locations under the "Fox & Hound" name in North Carolina. The Company has granted to Stephen P. Hartnett, a principal stockholder of the Company, the right to operate one "Fox & Hound" location in Dallas, Texas without the payment of any license fee.

     On February 20, 1997, the Company entered into the Exchange with the stockholders of the Subsidiary Corporations and certain limited partners of the Subsidiary Limited Partnerships. Pursuant to the Exchange, the Company became the owner of the eight then-existing Bailey's locations and the three Fox & Hound locations. The Company issued all of its currently outstanding 8,000,000 shares of its Common Stock in exchange for all of the outstanding stock of the Subsidiary Corporations and the outstanding limited partnership interests of the Subsidiary Limited Partnerships not owned by the Subsidiary Corporations. The Subsidiary Corporations and Subsidiary Limited Partnerships thereby became wholly-owned subsidiaries of the Company. The Exchange constituted an exchange of property under Section 351 of the Code. Each of the Subsidiary Corporations which were S corporations under the Code terminated such status in connection with the Exchange. Such Subsidiary Corporations and each of their respective stockholders executed agreements with the Company indemnifying the Company for any federal and state income tax liability incurred by the Company prior to the Exchange relating to such Subsidiary Corporations.

     The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5.0% stockholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the Common Stock offered by the Company hereby, by (i) each director (including individuals who have agreed to serve as directors immediately following this Offering), (ii) each executive officer,
(iii) all directors and executive officers as a group, and (iv) each person who beneficially owns 5.0% or more of the Company's Common Stock. Unless otherwise indicated, all the addresses for 5.0% stockholders, executive officers, directors and director nominees of the Company is 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201. Except as specified, the named beneficial owner has sole voting and investment power with respect to the shares held by such owner.


                                                                                 PERCENT OF CLASS
                                                                   SHARES      ---------------------
                                                                 BENEFICIALLY   BEFORE       AFTER
NAME OF BENEFICIAL OWNER                                           OWNED       OFFERING     OFFERING
---------------------------------------------------------------  ----------    --------     --------
Jamie B. Coulter...............................................   2,000,000      25.0%        19.8%
Gary M. Judd...................................................     140,000       1.8          1.4
James K. Zielke................................................          --        --           --
Dennis L. Thompson(1)..........................................     489,800       6.1          4.8
Thomas A. Hager(2).............................................     725,600       9.1          7.2
Steven Wolosky.................................................      29,920         *            *
William F. Orthwein............................................          --        --           --
Christopher Goldsbury..........................................          --        --           --
Stephen P. Hartnett(3).........................................     416,240       5.2          4.1
  4504 Winewood Court Colleyville, Texas 76034
United Strategic Trading II, Inc. 4504 Winewood Court
  Colleyville, Texas 76034.....................................     544,240       6.8          5.4
Organized Capital II, Ltd. 4504 Winewood Court Colleyville,
  Texas 76034..................................................     526,800       6.6          5.2
All directors and executive officers as a group (4
  persons)(1)..................................................   2,629,800      32.9%        26.0%


---------------
   * Less than 1.0% percent.

 (1) Includes 244,900 shares held by Mr. Thompson's wife, Sharon K. Thompson. Excludes 40,000 shares held by Mr. Thompson's adult children.

 (2) Includes 72,000 shares held by Mr. Hager as custodian for the benefit of his two childern.

 (3) Excludes 544,240 shares held by United Strategic Trading II, Inc. and 526,800 shares held by Organized Capital II, Ltd. Mr. Hartnett is a trading advisor to these entities, certain members of Mr. Hartnett's family are stockholders or partners of such entities and Mr. Hartnett is the sole stockholder of the corporate general partner of Organized Capital II, Ltd. Mr. Hartnett's wife, Sandra Hartnett, holds approximately 34% and 20% of the issued and outstanding stock or partnership interests of such companies, respectively. Mr. Hartnett disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $0.10 par value. The following summary of certain terms of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK


     As of the date of this Prospectus, there were 8,000,000 shares of Common Stock outstanding (after giving effect to the completion of a 79-for-1 stock dividend prior to the date of this Prospectus) held by 73 stockholders of record. Immediately following this Offering, there will be 10,100,000 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.


PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's By-laws provide that the number of directors that constitutes the Board of Directors shall be fixed by resolution of the Board of Directors but in no event shall the number be greater than 10. The Board of Directors may change the numbers of directors by a majority vote. The Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Certificate of Incorporation provides that a director may be removed only for "cause" by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company.

     The classification of directors and the provisions of the Certificate of Incorporation that limit the ability of stockholders to change the size of the Board will have the effect of making it more difficult for stockholders to change the composition of the Board. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board would be beneficial to the Company and its stockholders and whether nor not a majority of the Company's stockholders believes that such change would be desirable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Union National Bank, Charlotte, North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 10,100,000 shares of Common Stock. The 2,100,000 shares of Common Stock being sold hereby will be freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. All remaining outstanding shares (the "Restricted Shares") were issued and sold by the Company in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 144A.


     All of the Company's stockholders prior to this Offering, who collectively own 8,000,000 Restricted Shares, have agreed that they will not sell or otherwise transfer any Common Stock owned by them without the prior written consent of Montgomery Securities for a period of 180 days from the date of this Prospectus (the "Lockup Period"). Following the expiration of the Lockup Period, no Restricted Shares will be available for sale in the public market pursuant to Rule 144 prior to February 20, 1998 because no such Restricted Shares will have been held for more than one year.


     In general, under Rule 144 as currently in effect, a holder of "restricted securities" who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company at any time during the 90 days preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past two years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers as defined in Rule 144A. The Company has granted "piggy-back" registration rights to its existing stockholders in connection with any future registration statement filed by the Company subsequent to this Offering.


     The Company intends to file a Registration Statement on Form S-8 under the Securities Act, covering approximately 1,650,000 shares of Common Stock reserved for issuance under its 1997 Plan and Directors Plan. See "Management -- Stock Option Plans." Such registration statement is expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual Lockup Period restrictions described above.

                                  UNDERWRITING

     The Underwriters named below, represented by Montgomery Securities (the "Representative"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement by and among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares if they purchase any.


                                                                              NUMBER OF
                                                                               SHARES
    UNDERWRITER                                                            OF COMMON STOCK
    -------------------------------------------------------------------    ---------------
    Montgomery Securities..............................................

                                                                              ---------
    Total..............................................................       2,100,000
                                                                              =========


     The Representative has advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a
concession of not more than $          per share, and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representative. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.


     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 315,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,100,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.


     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Representative has informed the Company that the Underwriters do not expect to make sales of Common Stock offered hereby to accounts over which they exercise discretionary authority in excess of 5% of the shares of Common Stock offered hereby.

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representative. Among the factors considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the market prices of publicly traded stock of comparable companies in recent periods and other factors deemed relevant.

     All of the Company's current stockholders have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Montgomery Securities, directly or indirectly offer to sell, sell or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable for shares of Common Stock. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of Montgomery Securities, directly or indirectly offer to sell, issue, distribute or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities or any options, rights or warrants with respect to any equity securities except (i) for shares of Common Stock offered hereby or (ii) for shares of Common Stock issued pursuant to exercise of outstanding options disclosed in the Prospectus or (iii) options granted after the date of the Prospectus under the 1997 Plan or the Directors Plan. See "Shares Eligible for Future Sale."

     The Representative has advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this Offering. A "penalty bid" is an arrangement permitting the Representative to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representative in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representative has advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Steven Wolosky, a member of Olshan Grundman Frome & Rosenzweig LLP, owns 29,920 shares of Common Stock of the Company. Mr. Wolosky has agreed to serve as a director of the Company immediately following this Offering. In addition, Mr. Wolosky will be granted an option to purchase 10,000 shares of Common Stock pursuant to the Directors Plan on the date of this Prospectus. Certain legal matters arising in connection with this Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

     The balance sheet of Total Entertainment Restaurant Corp., the consolidated financial statements of F&H Restaurant Corp. and the combined financial statements of Fox & Hound Entertainment and Restaurant Group appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Bailey's Sports Grille, Inc. as of December 26, 1995 and December 31, 1996 and for each of the three fiscal years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Copies of such Registration Statement may also be requested from the Company, attention Secretary, 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201.



     Following the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Any such report, proxy statement and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock has been approved for quotation on the Nasdaq National Market. The foregoing material also should be available for inspection at the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a home page on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov.


     The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and quarterly reports containing unaudited interim financial information for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
TOTAL ENTERTAINMENT RESTAURANT CORP.
Report of Independent Auditors........................................................    F-2
Consolidated Balance Sheets as of February 7, 1997 and (Unaudited) as of March 25,
  1997................................................................................    F-3
Unaudited Consolidated Statement of Income for the 47 Days Ended March 25, 1997 (Since
  Inception)..........................................................................    F-4
Unaudited Consolidated Statement of Stockholders' Equity for the 47 Days Ended March
  25, 1997 (Since Inception)..........................................................    F-5
Unaudited Consolidated Statement of Cash Flows for the 47 Days Ended March 25, 1997
  (Since Inception)...................................................................    F-6
Notes to Consolidated Financial Statements............................................    F-7
F&H RESTAURANT CORP.
Report of Independent Auditors........................................................    F-9
Consolidated Balance Sheet of December 31, 1996.......................................   F-10
Consolidated Statements of Income for the 57 Days Ended December 31, 1996 and
  (Unaudited) for the 51 Days Ended February 20, 1997.................................   F-11
Consolidated Statements of Stockholders' Equity for the 57 Days Ended December 31,
  1996 and (Unaudited) for the 51 Days Ended February 20, 1997........................   F-12
Consolidated Statements of Cash Flows for the 57 Days Ended December 31, 1996 and
  (Unaudited) for the 51 Days Ended February 20, 1997.................................   F-13
Notes to Consolidated Financial Statements............................................   F-14
FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP
Report of Independent Auditors........................................................   F-19
Combined Balance Sheets of December 31, 1995 and 1996.................................   F-20
Combined Statements of Operations for the Years Ended December 31,
  1994, 1995 and 1996.................................................................   F-21
Combined Statements of Partners' Equity for the Years Ended December 31, 1994, 1995
  and 1996............................................................................   F-22
Combined Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
  1996................................................................................   F-23
Notes to Combined Financial Statements................................................   F-24
BAILEY'S SPORTS GRILLE, INC.
Independent Auditors' Report..........................................................   F-27
Balance Sheets of December 26, 1995 and December 31, 1996.............................   F-28
Statements of Income for the Years Ended December 27, 1994, December 26, 1995 and
  December 31, 1996 and (Unaudited) for the 51 Days Ended February 20, 1997...........   F-29
Statements of Stockholders' Equity for the Years Ended December 27, 1994, December 26,
  1995 and December 31, 1996 and (Unaudited) for the 51 Days Ended February 20,
  1997................................................................................   F-30
Statements of Cash Flows for the Years Ended December 27, 1994, December 26, 1995 and
  December 31, 1996 and (Unaudited) for the 51 Days Ended February 20, 1997...........   F-31
Notes to Financial Statements.........................................................   F-32

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders

  Total Entertainment Restaurant Corp.



     We have audited the accompanying balance sheet of Total Entertainment Restaurant Corp., as of February 7, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Total Entertainment Restaurant Corp. at February 7, 1997, in conformity with generally accepted accounting principles.


                                          /s/  ERNST & YOUNG LLP

March 10, 1997
Wichita, Kansas

                      TOTAL ENTERTAINMENT RESTAURANT CORP.


                          CONSOLIDATED BALANCE SHEETS



                                                                 FEBRUARY 7, 1997     MARCH 25, 1997
                                                                 ----------------     --------------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....................................       $1,000           $  1,459,789
  Accounts receivable -- affiliates............................           --                 99,664
  Accounts receivable..........................................           --                  7,067
  Inventories..................................................           --                261,517
  Preopening costs, net........................................           --                124,883
  Deferred taxes...............................................           --                100,194
  Other current assets.........................................           --                211,249
                                                                      ------           ------------
          Total current assets.................................           --              2,263,363
Property and equipment:
  Land.........................................................           --                600,000
  Buildings....................................................           --                642,946
  Leasehold improvements.......................................           --              2,773,417
  Equipment....................................................           --              1,961,541
  Furniture & fixtures.........................................           --              1,295,938
                                                                      ------           ------------
                                                                          --              7,273,842
  Less accumulated depreciation and amortization...............           --                126,493
                                                                      ------           ------------
                                                                          --              7,147,349
Other assets:
  Goodwill, net of accumulated amortization of $57,416.........           --              4,682,384
  Other assets.................................................           --                 95,487
                                                                      ------           ------------
     Total other assets........................................           --              4,777,871
                                                                      ------           ------------
     Total assets..............................................       $1,000           $ 14,188,583
                                                                      ======           ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving note payable to bank...............................       $   --           $ 10,835,695
  Accounts payable.............................................           --                805,108
  Accounts payable -- affiliates...............................           --                157,502
  Accrued liabilities..........................................           --                594,715
                                                                      ------           ------------
     Total current liabilities.................................           --             12,393,020
Deferred income taxes..........................................           --                175,726
Commitments....................................................           --                     --
Stockholders' equity:
  Preferred Stock, $.10 par value; 2,000,000 shares authorized;
     none issued...............................................           --                     --
  Common Stock, $.01 par value; 20,000,000 shares authorized,
     8,000 shares issued and outstanding (8,000,000 at March
     25, 1997).................................................           80                 80,000
  Additional paid-in capital...................................          920              1,450,390
  Retained earnings............................................           --                 89,447
                                                                      ------           ------------
          Total stockholders' equity...........................           --              1,619,837
                                                                      ------           ------------
          Total liabilities and stockholders' equity...........       $1,000           $ 14,188,583
                                                                      ======           ============

                      TOTAL ENTERTAINMENT RESTAURANT CORP.



                        CONSOLIDATED STATEMENT OF INCOME


                                  (UNAUDITED)



                                                                                     FOR THE
                                                                                  47 DAYS ENDED
                                                                                 MARCH 25, 1997
                                                                                (SINCE INCEPTION)
                                                                                -----------------
Sales:
Food and beverage...........................................................       $ 1,388,266
Entertainment and other.....................................................           302,107
                                                                                    ----------
          Total net sales...................................................         1,690,373
Costs and expenses:
  Cost of sales.............................................................           428,986
  Entertainment and restaurant operating expenses...........................           726,785
  Depreciation and amortization.............................................           115,585
                                                                                    ----------
Entertainment and restaurant costs and expenses.............................         1,271,356
                                                                                    ----------
Entertainment and restaurant operating income...............................           419,017
General and administrative expenses:
  Related parties...........................................................            57,069
  Other.....................................................................           131,918
                                                                                    ----------
Income from operations......................................................           230,030
Other income (expense):
  Other income..............................................................                85
  Interest expense:
     Related parties........................................................           (32,370)
     Other..................................................................           (54,630)
                                                                                    ----------
Income before provision for income taxes....................................           143,115
Provision for income taxes..................................................            53,668
                                                                                    ----------
Net income..................................................................       $    89,447
                                                                                    ==========

                      TOTAL ENTERTAINMENT RESTAURANT CORP.



                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                       COMMON STOCK
                                   ---------------------       ADDITIONAL        RETAINED
                                    NUMBER       AMOUNT      PAID-IN CAPITAL     EARNINGS       TOTAL
                                   ---------     -------     ---------------     --------     ----------
Balance at February 7, 1997......      8,000     $    80       $       920       $     --     $    1,000
  Common Stock cancelled
     (unaudited).................     (8,000)        (80)               80             --             --
  Issuance of common stock
     (unaudited).................  8,000,000      80,000         1,449,390             --      1,529,390
  Net income (unaudited).........         --          --                --         89,447         89,447
                                   ---------     -------         ---------        -------      ---------
Balance at March 25, 1997
  (unaudited)....................  8,000,000     $80,000       $ 1,450,390       $ 89,447     $1,619,837
                                   =========     =======         =========        =======      =========

                      TOTAL ENTERTAINMENT RESTAURANT CORP.



                      CONSOLIDATED STATEMENT OF CASH FLOWS


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                  (UNAUDITED)



                                                                                   FOR THE
                                                                                47 DAYS ENDED
                                                                               MARCH 25, 1997
                                                                              (SINCE INCEPTION)
                                                                            ---------------------
Operating activities:
  Net Income..............................................................            89,447
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization........................................           115,585
     Deferred taxes.......................................................             4,974
     Net change in operating assets and liabilities
       Accounts receivable -- affiliate...................................           (78,890)
       Accounts receivable................................................            54,379
       Inventories........................................................            12,597
       Pre-opening costs..................................................           (34,952)
       Other current assets...............................................           (15,976)
       Other assets.......................................................            (7,099)
       Accounts payable...................................................           618,905
       Accounts payable -- affiliates.....................................            69,444
       Accrued liabilities................................................            46,548
                                                                                   ---------
          Net cash provided by operating activities.......................           874,962
Investing activities:
  Purchases of property and equipment.....................................          (180,336)
  Cash of companies acquired in Exchange..................................           733,804
                                                                                   ---------
          Net cash provided by investing activities.......................           553,468
Financing activities:
                                                                                   ---------
     Proceeds from revolving note payable to bank.........................        10,835,695
     Payment of dividends payable to certain predecessor stockholders.....        (1,675,332)
     Payment of notes payable to stockholders.............................        (4,530,071)
     Payment of notes payable to affiliates...............................          (233,000)
     Payment of notes payable to banks....................................        (4,366,933)
          Net cash provided by financing activities.......................            30,359
Net increase in cash and cash equivalents.................................         1,458,789
Cash and cash equivalents at beginning of period..........................             1,000
                                                                                   ---------
Cash and cash equivalents at end of period................................         1,459,789
                                                                                   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest..................................................            30,359
  Cash paid for income taxes..............................................                --
Supplemental schedule of noncash investing and financing activities:
  The Company exchanged 8,000,000 shares of its common stock for all the capital stock and remaining partnership interests as described in Note
  1.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                FEBRUARY 7, 1997

     (INFORMATION WITH RESPECT TO DATA AFTER FEBRUARY 7, 1997 IS UNAUDITED)



1.  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS



     Total Entertainment Restaurant Corp. (the "Company") was organized as a Delaware corporation on February 7, 1997, for the purpose of developing entertainment restaurant locations. Effective February 20, 1997, the Company entered into simultaneous stock exchange transactions and issued an aggregate of 8,000,000 shares of its common stock for all the common stock of Bailey's Sports Grille, Inc., all the common stock of F&H Restaurant Corp. and the remaining 25% minority interest in Fox & Hound Entertainment and Restaurant Group (the "Exchange"). The Exchange among the Company and F&H Restaurant Corp. was accounted for as a business combination using the purchase method of accounting in accordance with APB No. 16. For accounting purposes, F&H Restaurant Corp. was deemed to be the acquiring corporation since, upon the completion of the Exchange, its former stockholders control 50% of the Company. Accordingly, the assets and liabilities of F&H Restaurant Corp. were recorded by the Company on the acquisition date using their historical amounts.



     The Exchange among the Company and the owners of the remaining 25% of Fox & Hound Entertainment and Restaurant Group and the owners of Bailey's Sports Grille, Inc. was accounted for using the purchase method of accounting in accordance with APB No. 16. The historical operations of the Company effectively commenced on February 20, 1997, and include the operating results of the companies acquired in the Exchange from that date. The acquired assets and liabilities assumed have been recorded at their estimated fair values at the Exchange date, with exception of the F&H Restaurant Corp. which was recorded at its historical costs as described previously. The Exchange resulted in goodwill of approximately $4,740,000, including approximately $3,448,000 previously recorded by F&H Restaurant Corp. in its acquisition of its 75% partnership interest in the Fox & Hound Entertainment and Restaurant Group, such goodwill is being amortized over 20 years. The preliminary purchase price allocation to the assets and liabilities acquired in the Exchange are summarized as follows:



    Assets acquired
      Current assets.......................................................    $1,498,276
      Property and equipment...............................................     7,039,719
      Goodwill and other assets............................................     4,789,911
                                                                               ----------
                                                                               13,327,906
    Less assumed liabilities:
      Current liabilities..................................................       822,428
      Dividends payable to certain predecessor stockholders................     1,675,332
      Notes payable to stockholder.........................................     4,530,071
      Notes payable to affiliates..........................................       233,000
      Notes payable to banks...............................................     4,366,933
      Deferred taxes.......................................................       170,752
                                                                               ----------
    Net assets acquired....................................................    $1,529,390
                                                                               ==========



     Upon formation, the Company issued 8,000 shares of common stock at $0.0125 per share. In connection with the Exchange, the shares issued originally were canceled and 100,000 new shares of Common Stock were issued. In February 1997, the Company's Board of Directors approved a 79 for 1 stock dividend. All share, per share and stock option data included in the accompanying balance sheet, notes thereto and elsewhere in the Prospectus have been restated to reflect the stock dividend.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.

- Unaudited Interim Financial Data



     The interim financial data at March 25, 1997 and for the 47 days ended March 25, 1997 (since inception) included herein, are unaudited and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for such interim period.


2.  PREFERRED STOCK

     The Company's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of such series.

3.  STOCK OPTIONS

     - 1997 Incentive and Nonqualified Stock Option Plan


            In March 1997, the Board of Directors adopted a stock option plan providing for incentive and nonqualified stock options pursuant to which up to 1,500,000 shares of common stock will be available for issuance. The Plan covers the Chairman of the Board, certain officers and key employees. Concurrent with the effective date of the proposed initial public offering, the Company will grant options to the Chairman of the Board and certain key employees to purchase an aggregate of 800,348 shares of common stock at an exercise price per share equal to the initial public offering price.


     - Directors' Stock Option Plan

            In March 1997, the Board of Directors adopted a stock option plan providing for nondiscretionary grants to nonemployee directors pursuant to which up to 150,000 shares of common stock will be available for issuance. Concurrent with the effective date of the proposed public offering, the Company will grant an option to directors to purchase an aggregate of 50,000 shares of common stock at an exercise price per share equal to the initial public offering price.


4.  REVOLVING NOTE PAYABLE



     On February 24, 1997, the Company borrowed approximately $10,800,000 under a $12,000,000 revolving line of credit with Intrust Bank, N.A., Wichita, Kansas. The proceeds from the borrowing were used to retire certain indebtedness assumed in connection with the Exchange, including all notes payable to affiliates, notes payable to banks and dividends payable to certain predecessor stockholders representing substantially all of the undistributed S Corporation earnings attributable to such stockholders prior to the Exchange. The line of credit requires monthly payments of interest and is due August 1997. Interest accrues at the bank's prime rate. The line of credit is secured by a guarantee from a principal stockholder for up to $6,000,000.

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders
  F&H Restaurant Corp.


     We have audited the accompanying consolidated balance sheet of F&H Restaurant Corp. as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the 57 days ended December 31, 1996 (since incorporation). These financial statements are the responsibility of F&H Restaurant Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of F&H Restaurant Corp. at December 31, 1996, and the consolidated results of its operations and its cash flows for the 57 days ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

March 10, 1997
Wichita, Kansas

                              F&H RESTAURANT CORP.

                           CONSOLIDATED BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................................   $  254,463
  Accounts receivable -- affiliates.............................................       28,343
  Accounts receivable...........................................................        5,003
  Inventories...................................................................       92,455
  Deferred taxes................................................................       47,289
  Other current assets..........................................................       25,758
                                                                                   ----------
     Total current assets.......................................................      453,311
Property and equipment:
  Leasehold improvements........................................................    1,150,312
  Equipment.....................................................................      821,295
  Furniture and fixtures........................................................      151,416
                                                                                   ----------
                                                                                    2,123,023
  Less accumulated depreciation and amortization................................       19,302
                                                                                   ----------
                                                                                    2,103,721
Other assets:
     Goodwill (net of accumulated amortization of $11,776)......................    3,436,290
     Other assets...............................................................       15,760
                                                                                   ----------
          Total other assets....................................................    3,452,050
                                                                                   ----------
          Total assets..........................................................   $6,009,082
                                                                                   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to stockholder (Notes 1 and 3)...................................   $1,500,000
  Note payable to affiliates (Note 4)...........................................      233,000
  Amounts due to sellers (Note 1)...............................................    3,030,071
  Accounts payable..............................................................       66,363
  Accounts payable -- affiliates................................................       15,128
  Accrued liabilities:
     Sales tax payable..........................................................       70,057
     Accrued payroll............................................................       69,298
     Insurance..................................................................       29,765
     Other......................................................................       61,672
  Current maturities -- long-term debt (Note 5).................................      463,465
                                                                                   ----------
     Total current liabilities..................................................    5,538,819
Long-term debt (Note 5).........................................................           --
Deferred taxes..................................................................       67,057
Minority interest...............................................................      390,214
Commitments (Note 7)............................................................           --
Stockholders' equity:
  Common stock, no par value; 1,000 shares authorized, issued and outstanding...        1,000
  Retained earnings.............................................................       11,992
                                                                                   ----------
     Total stockholders' equity.................................................       12,992
                                                                                   ----------
          Total liabilities and stockholders' equity............................   $6,009,082
                                                                                   ==========

                See notes to consolidated financial statements.

                              F&H RESTAURANT CORP.


                        CONSOLIDATED STATEMENT OF INCOME



                                                                        FOR THE         FOR THE
                                                                     57 DAYS ENDED   51 DAYS ENDED
                                                                     DECEMBER 31,    FEBRUARY 20,
                                                                         1996            1997
                                                                     -------------   -------------
                                                                                      (UNAUDITED)
Net sales..........................................................    $ 384,522       $ 858,312
Costs and expenses:
  Costs of sales...................................................      115,725         245,371
  Entertainment and restaurant operating expenses..................      185,430         392,967
  Depreciation and amortization....................................       27,179          58,688
                                                                        --------        --------
Entertainment and restaurant costs and expenses....................      328,334         697,026
                                                                        --------        --------
Entertainment and restaurant operating income......................       56,188         161,286
General and administrative expenses:
  Related parties..................................................       15,797          30,187
  Other............................................................        4,337           5,647
                                                                        --------        --------
Income from operations.............................................       36,054         125,452
Other income (expense):
  Other income.....................................................        4,775              64
  Interest expense:
     Related parties...............................................      (12,256)        (63,250)
     Other.........................................................       (3,427)             --
                                                                        --------        --------
       Income before income taxes and minority interest............       25,146          62,266
Provision for income taxes (Note 8)................................        3,181          10,440
Minority interest..................................................        9,973          34,428
                                                                        --------        --------
Net income.........................................................    $  11,992       $  17,398
                                                                        ========        ========


                See notes to consolidated financial statements.

                              F&H RESTAURANT CORP.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                          COMMON STOCK
                                                        -----------------     RETAINED
                                                        NUMBER     AMOUNT     EARNINGS      TOTAL
                                                        -------    ------     --------     -------
Balance at November 7, 1996...........................       --    $   --     $     --     $    --
  Issuance of common stock............................    1,000     1,000           --       1,000
  Net income..........................................       --        --       11,992      11,992
                                                          -----    ------      -------     -------
Balance at December 31, 1996..........................    1,000    $1,000     $ 11,992     $12,992
                                                          -----    ------      -------     -------
  Net income (unaudited)..............................       --        --       17,398      17,398
                                                          -----    ------      -------     -------
Balance at February 20, 1997 (unaudited)..............    1,000    $1,000     $ 29,390     $30,390
                                                          =====    ======      =======     =======


                See notes to consolidated financial statements.

                              F&H RESTAURANT CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                      FOR THE           FOR THE
                                                                   57 DAYS ENDED     51 DAYS ENDED
                                                                   DECEMBER 31,      FEBRUARY 20,
                                                                       1996              1997
                                                                   -------------     -------------
                                                                                      (UNAUDITED)
Operating activities
  Net income.....................................................   $    11,992       $    17,398
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................        31,156            58,688
     Deferred taxes..............................................         1,809                --
     Minority interest in income of subsidiaries.................         9,973            34,428
     Net change in operating assets and liabilities:
       Accounts receivable.......................................         7,041           (21,767)
       Inventories...............................................          (414)            5,694
       Other current assets......................................        11,562           (47,506)
       Other assets..............................................            --             9,578
       Accounts payable..........................................       (20,926)           89,453
       Accrued liabilities.......................................         5,026           (80,287)
                                                                     ----------        ----------
          Net cash provided by operating activities..............        57,219            65,679
Investing activities
  Payment for purchase of interest in Fox & Hound Entertainment
     and Restaurant Group, net of cash acquired..................    (1,327,925)               --
  Purchases of property and equipment............................        (7,517)               --
  Proceeds from sales of property and equipment..................            --             2,963
  Other..........................................................        (1,000)               --
                                                                     ----------        ----------
     Net cash provided by (used in) investing activities.........    (1,336,442)            2,963
Financing activities
  Net proceeds from issuance of common stock.....................         1,000                --
  Proceeds from notes payable -- stockholder.....................     1,500,000                --
  Proceeds from note receivable -- partner.......................        42,322                --
  Net proceeds from short term note payable to affiliate.........            --         5,232,515
  Payment of notes payable -- stockholder........................            --        (1,500,000)
  Payment of notes payable -- affiliates.........................            --          (233,000)
  Payment of amounts due to sellers..............................            --        (3,030,071)
  Payment of long-term debt......................................        (9,636)         (463,465)
                                                                     ----------        ----------
     Net cash provided by financing activities...................     1,533,686             5,979
                                                                     ----------        ----------
Net increase in cash and cash equivalents........................       254,463            74,621
Cash and cash equivalents at beginning of period.................            --           254,463
                                                                     ----------        ----------
Cash and cash equivalents at end of period.......................   $   254,463       $   329,084
                                                                     ==========        ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest.........................................   $    11,628       $    29,989


                See notes to consolidated financial statements.

                              F&H RESTAURANT CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

    (INFORMATION WITH RESPECT TO DATA AFTER DECEMBER 31, 1996 IS UNAUDITED)


1.  DESCRIPTION OF BUSINESS AND ACQUISITION

     F&H Restaurant Corp. (FHRC) was organized as a Delaware corporation on November 4, 1996, for the purpose of acquiring a 75% partnership interest in the Fox & Hound Entertainment and Restaurant Group (FHERG). FHERG owns and operates three entertainment restaurant locations in the state of Texas under the name of "Fox & Hound English Pub and Grille." The acquisition was completed on December 6, 1996; thus, the accompanying consolidated financial statements include 25 days of operations of FHERG.

     The acquisition was financed by a loan from a principal stockholder of FHRC in the initial amount of $1,500,000 and an additional loan from such stockholder of $3,030,071 in January 1997. The aggregate consideration paid by FHRC was $4,568,995, including expenses associated with the purchase, consisting of $1,538,924 in cash and a promissory note for $3,030,071 which was due January 2, 1997.


     The acquisition has been accounted for as a purchase and, accordingly, the acquired underlying assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The acquisition resulted in goodwill of approximately $3,448,000 which is being amortized over 20 years. The preliminary purchase price allocation to the assets and liabilities acquired are as follows:


            Assets acquired
              Current assets.........................................  $  388,913
              Property and equipment.................................   2,115,506
              Goodwill and other assets..............................   3,504,158
                                                                       ----------
                 Total assets acquired...............................   6,008,577
                                                                       ----------
            Liabilities assumed
              Current liabilities....................................     520,191
              Long-term debt (including current portion).............     473,101
              Other..................................................      66,049
                                                                       ----------
                 Total liabilities assumed...........................   1,059,341
                                                                       ----------
            Net assets acquired......................................   4,949,236
            Minority interest........................................     380,241
                                                                       ----------
              Total purchase price allocated.........................  $4,568,995
                                                                       ==========

2.  SIGNIFICANT ACCOUNTING POLICIES

- Consolidation

     The accompanying financial statements include the accounts of FHRC and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

- Cash and Cash Equivalents

     FHRC considers cash and cash equivalents to include currency on hand, demand deposits with banks or other financial institutions, and short-term investments with maturities of three months or less when purchased. Cash and cash equivalents are carried at cost which approximates fair value.

- Inventories

     Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market.

                              F&H RESTAURANT CORP.

                               DECEMBER 31, 1996

- Property and Equipment

     Property and equipment are stated at cost. Maintenance, repairs and renewals which do not enhance the value of or increase the life of the assets are expensed as incurred.

     Leasehold improvements are amortized on the straight-line method over the lesser of the maximum life of the lease or 20 years, or the estimated useful lives of the assets. Equipment and furniture and fixtures are depreciated using the straight-line method over seven years, which is the estimated useful life of the assets. Depreciation expense for the period ended December 31, 1996 was approximately $11,300.

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FHRC has adopted Statement 121 and, based on current circumstances, believes there have been no impairments.


- Goodwill


     Goodwill represents the excess of the acquisition cost of the 75% interest in FHERG over the fair value of its net assets at the date of acquisition and is being amortized on a straight-line method over 20 years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, FHRC's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

- Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from estimates.

- Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


- Unaudited Interim Financial Data



     The interim financial data for the 51 days ended February 20, 1997, included herein, are unaudited and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for such interim period.

                              F&H RESTAURANT CORP.

                               DECEMBER 31, 1996

3.  NOTE PAYABLE -- STOCKHOLDER

     At December 31, 1996, FHRC had an outstanding note payable to a principal stockholder for $1,500,000. This note is payable on demand and accrues interest at the prime interest rate as published in the Wall Street Journal (8.25% at December 31, 1996). In January of 1997, this note was increased by $3,030,071 to pay the remaining amount due to sellers in the acquisition as described in Note
1. Subsequent to the Exchange Transaction (Note 9), this note was refinanced with a note payable to Total Entertainment Restaurant Corp.

4.  NOTE PAYABLE TO AFFILIATES

     Note payable to affiliates represents notes to certain partners of FHERG totaling $233,000 at December 31, 1996. These notes are payable on demand and accrue interest at 10%. Subsequent to the Exchange Transaction (Note 9) in February 1997, this note was refinanced with a note payable to Total Entertainment Restaurant Corp.

5.  LONG-TERM DEBT

     Long-term debt at December 31, 1996 consisted of the following:

Installment loan to bank, payable in varying monthly payments, including interest at the bank's base rate plus 2% (10.25% at December 31, 1996), due September
  1999, secured by leasehold improvements and restaurant equipment and a guarantee from a general partner..........................................................  $110,058
Installment loan to bank, payable in varying monthly payments, including interest at the bank's base rate plus 1.5% (11.25% at December 31, 1996), due September
  2000, secured by leasehold improvements and restaurant equipment and a guarantee
  from several partners...........................................................   353,407
                                                                                    --------
                                                                                     463,465
Less current portion..............................................................   463,465
                                                                                    --------
                                                                                    $     --
                                                                                    ========

     Subsequent to the acquisition of FHRC as described in Note 9, the installment notes payable were refinanced with a note payable to Total Entertainment Restaurant Corp. Accordingly, the installment notes payable have been classified as current portion of long-term debt.

6.  RELATED PARTY TRANSACTIONS

     FHRC utilizes an affiliate to provide certain accounting, computer administrative services and certain management services. FHRC incurred fees of $15,797 related to such services for the period ended December 31, 1996.

7.  LEASES

     FHRC leases two entertainment restaurant locations from affiliates and another from a third party. These leases are noncancelable operating leases having terms expiring between 1999 and 2000. The leases have renewal clauses of 5 to 20 years, exercisable at the option of the lessee. FHRC also leases various office, entertainment and restaurant equipment under noncancelable operating leases having terms from one to three years. Total rental expense for the period ended December 31, 1996, was $19,066, including $17,786 involving related parties.

                              F&H RESTAURANT CORP.

                               DECEMBER 31, 1996

     Minimum lease payments for the next five years and thereafter under operating leases in effect at December 31, 1996, are as follows:

                                                  RELATED      UNRELATED
                        FISCAL YEAR               PARTIES       PARTIES       TOTAL
            ------------------------------------  --------     ---------     --------
            1997................................  $193,416      $36,132      $229,548
            1998................................   178,416       36,132       214,548
            1999................................   178,416       10,588       189,004
            2000................................   163,548           --       163,548
            2001................................        --           --            --
            Thereafter                                  --           --            --

8.  INCOME TAXES

     Significant components of the provision for income taxes are as follows:

            Current:
              Federal...................................................  $  318
              State.....................................................   1,054
                                                                          ------
                 Total..................................................   1,372
            Deferred:
              Federal...................................................   1,206
              State.....................................................     603
                                                                          ------
                 Total..................................................   1,809
                                                                          ------
                      Total income tax expense..........................  $3,181
                                                                          ======

     Significant components of FHRC's deferred tax assets and liabilities at December 31, 1996, are as follows:

            Deferred tax assets:
              Tax over book basis of other assets......................  $47,289
            Deferred tax liabilities:
              Book over tax basis of property and equipment............      889
              Book over tax basis of goodwill and other assets.........   66,168
                                                                         -------
                                                                          67,057
                                                                         -------
                 Net deferred tax liabilities..........................  $19,768
                                                                         =======

     The reconciliation of income tax expense computed at the U.S. federal statutory rate to the actual income tax expense for the period ended December 31, 1996, is:

                                                                  AMOUNT      RATE
                                                                  -------     ----
            Income tax expense at federal statutory rate........  $ 8,550      34%
            State income taxes, net of federal benefit..........    1,077       4
            Tax credits.........................................   (2,581)    (10)
            Effect of graduated tax rates.......................   (4,778)    (19)
            Other...............................................      913       4
                                                                  -------     ---
            Actual income tax expense...........................  $ 3,181      13%
                                                                  =======     ===

                              F&H RESTAURANT CORP.

                               DECEMBER 31, 1996


9.  EXCHANGE TRANSACTION


     On February 20, 1997, the stockholders of FHRC completed an Exchange Transaction whereby they exchanged all of their interests in FHRC's common stock for common stock of Total Entertainment Restaurant Corp. Subsequent to the acquisition of FHRC, the long-term installment note payable of $463,465, the note payable to a stockholder of $4,530,071 and the note payable to affiliates of $233,000 were refinanced with a short-term loan from Total Entertainment Restaurant Corp. from funds it obtained from a revolving note payable to a bank. The aggregate debt related to this refinancing was $5,226,536.

10.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The methods used by FHRC in estimating its fair value disclosures for financial instruments are as follows:

     Cash and Cash Equivalents -- The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Long-term Debt, Notes Payable, Notes Payable to Stockholder and Notes Payable to Partners -- The carrying amount of FHRC's borrowings under its short-term and long-term debt agreements approximates their fair value.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
  Fox & Hound Entertainment and Restaurant Group

     We have audited the accompanying combined balance sheets of Fox & Hound Entertainment and Restaurant Group as of December 31, 1995 and 1996, and the related combined statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Fox & Hound Entertainment and Restaurant Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Fox & Hound Entertainment and Restaurant Group at December 31, 1995 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

March 10, 1997
Wichita, Kansas

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

                            COMBINED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  280,519     $  252,229
  Accounts receivable...............................................      12,692          5,003
  Accounts receivable -- affiliates.................................      27,343         27,343
  Inventories.......................................................      75,718         92,455
  Preopening costs, net.............................................      81,053             --
  Other current assets..............................................      44,108         25,758
                                                                      ----------     ----------
     Total current assets...........................................     521,433        402,788
Property and equipment (Note 4):
  Leasehold improvements............................................   1,137,334      1,252,445
  Equipment.........................................................     954,899      1,048,438
  Furniture and fixtures............................................     157,330        186,232
                                                                      ----------     ----------
                                                                       2,249,563      2,487,115
  Less accumulated depreciation and amortization....................     154,590        383,394
                                                                      ----------     ----------
                                                                       2,094,973      2,103,721
Other assets........................................................      21,570         13,720
                                                                      ----------     ----------
          Total assets..............................................  $2,637,976     $2,520,229
                                                                      ==========     ==========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Note payable (Notes 2 and 4)......................................  $  445,439     $       --
  Note payable -- partners (Note 3).................................     163,000        233,000
  Accounts payable..................................................     138,007         66,363
  Accrued liabilities:
     Sales and gross receipts tax payable...........................      69,216         70,057
     Payroll and related expenses...................................      86,428         69,298
     Insurance......................................................          --         29,765
     Other..........................................................      25,559         24,363
  Current maturities -- long-term debt (Note 4).....................      40,901        463,465
                                                                      ----------     ----------
     Total current liabilities......................................     968,550        956,311
Long-term debt (Note 4).............................................     110,000             --
Commitments (Note 6)................................................          --             --
Partners' equity:
  Partners' equity..................................................   1,609,426      1,563,918
  Less note receivable -- partner...................................     (50,000)            --
                                                                      ----------     ----------
Total partners' equity..............................................   1,559,426      1,563,918
                                                                      ----------     ----------
Total liabilities and partners' equity..............................  $2,637,976     $2,520,229
                                                                      ==========     ==========

                  See notes to combined financial statements.

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                            1994          1995           1996
                                                          --------     ----------     ----------
Net sales...............................................  $729,800     $2,617,834     $5,506,697
Costs and expenses:
  Costs of sales........................................   245,737        824,089      1,721,088
  Entertainment and restaurant operating expenses.......   455,933      1,390,982      2,759,146
  Depreciation and amortization.........................    90,427        224,219        310,512
                                                          --------     ----------     ----------
Entertainment and restaurant costs and expenses.........   792,097      2,439,290      4,790,746
                                                          --------     ----------     ----------
Entertainment and restaurant operating income (loss)....   (62,297)       178,544        715,951
General and administrative expenses:
  Related parties.......................................     1,750         29,820        225,600
  Other.................................................    19,343         39,524         70,416
                                                          --------     ----------     ----------
Income (loss) from operations...........................   (83,390)       109,200        419,935
Other income (expense):
  Other income..........................................     4,308         15,384         23,370
  Interest expense:
     Related parties....................................        --         (6,398)       (18,945)
     Other..............................................    (5,559)       (22,388)       (59,868)
                                                          --------     ----------     ----------
                                                            (1,251)       (13,402)       (55,443)
                                                          --------     ----------     ----------
     Net income (loss)..................................  $(84,641)    $   95,798     $  364,492
                                                          ========     ==========     ==========

                  See notes to combined financial statements.

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

                    COMBINED STATEMENTS OF PARTNERS' EQUITY

                                                     NOTE RECEIVABLE     PARTNERS'      TOTAL PARTNERS'
                                                         PARTNER           EQUITY           EQUITY
                                                     ---------------     ----------     ---------------
Balance at December 31, 1993.......................     $      --        $       --       $        --
  Contributed capital..............................            --         1,096,669         1,096,669
  Net loss.........................................            --           (84,641)          (84,641)
                                                         --------        ----------        ----------
Balance at December 31, 1994.......................            --         1,012,028         1,012,028
  Contributed capital..............................       (50,000)          750,000           700,000
  Partners' distributions..........................            --          (248,400)         (248,400)
  Net income.......................................            --            95,798            95,798
                                                         --------        ----------        ----------
Balance at December 31, 1995.......................       (50,000)        1,609,426         1,559,426
  Partners' distributions..........................            --          (410,000)         (410,000)
  Proceeds from note receivable....................        50,000                --            50,000
  Net income.......................................            --           364,492           364,492
                                                         --------        ----------        ----------
Balance at December 31, 1996.......................     $      --        $1,563,918       $ 1,563,918
                                                         ========        ==========        ==========

                  See notes to combined financial statements.

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1994          1995          1996
                                                          -----------   -----------   -----------
Operating activities
  Net income (loss).....................................  $   (84,641)  $    95,798   $   364,492
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................       90,427       224,219       310,512
     Net change in operating assets and liabilities:
       Accounts receivable..............................       (8,740)      (31,295)        7,689
       Inventories......................................      (31,524)      (44,194)      (16,737)
       Preopening costs.................................     (153,121)      (87,818)           --
       Other current assets.............................      (51,316)        7,208        18,350
       Accounts payable.................................        7,767        (3,420)       62,016
       Accrued liabilities..............................      128,827        52,376        12,280
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................     (102,321)      212,874       758,602

Investing activities
  Purchases of property and equipment...................   (1,120,717)     (995,186)     (371,212)
  Other.................................................      (15,769)       (5,971)        7,195
                                                          -----------   -----------   -----------
     Net cash used in investing activities..............   (1,136,486)   (1,001,157)     (364,017)

Financing activities
  Capital contributions.................................    1,096,669       700,000        50,000
  Proceeds from long-term debt..........................      202,707       450,000            --
  Proceeds from note payable -- partners................        5,000       158,000        70,000
  Payment of long-term debt.............................      (10,000)      (46,367)     (132,875)
  Partner distributions.................................           --      (248,400)     (410,000)
                                                          -----------   -----------   -----------
  Net cash provided by (used in) financing activities...    1,294,376     1,013,233      (422,875)
  Net increase (decrease) in cash and cash
     equivalents........................................       55,569       224,950       (28,290)
  Cash and cash equivalents at beginning of period......           --        55,569       280,519
                                                          -----------   -----------   -----------
  Cash and cash equivalents at end of period............  $    55,569   $   280,519   $   252,229
                                                          ===========   ===========   ===========
  Supplemental disclosure of cash flow information:
     Cash paid for interest.............................  $     5,559   $    24,426   $    79,118
  Supplemental schedule of non cash investing and
     financing activities:
     During 1996, the note payable of $445,439 was
       refinanced by a long-term installment note
       payable due September 2000.

                  See notes to combined financial statements.

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business Description

     The accompanying combined financial statements include the historic assets, liabilities and operations associated with the limited partnerships listed below. The combined partnerships are collectively referred to as Fox & Hound Entertainment and Restaurant Group (FHERG). Pursuant to an acquisition agreement entered into on December 6, 1996, a 75% partnership interest was purchased from each partner by F&H Restaurant Corp. All such limited partnerships have been presented on a combined basis because they have common partners and management and significant interrelated activities. All significant intercompany transactions have been eliminated.

                                 ENTITY                STORE OPENING DATE
                    ---------------------------------  ------------------
                    Midway Entertainment, Ltd........  November 30, 1995
                    505 Entertainment, Ltd...........  September 10, 1994
                    North Collins Entertainment,
                      Ltd............................  August 29, 1994

     Each of the above entities operates a stand-alone entertainment restaurant location in the state of Texas under the name of "Fox & Hound English Pub and Grille."

  Significant Accounting Policies

- Cash and Cash Equivalents

     FHERG considers cash and cash equivalents to include currency on hand, demand deposits with banks or other financial institutions, and short-term investments with maturities of three months or less when purchased. Cash and cash equivalents are carried at cost which approximates fair value.

- Inventories

     Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market.

- Property and Equipment

     Property and equipment are stated at cost. Maintenance, repairs and renewals which do not enhance the value of or increase the life of the assets are expensed as incurred.

     Leasehold improvements are amortized on the straight-line method over the lesser of the maximum life of the lease or 20 years, or the estimated useful lives of the assets. Equipment and furniture and fixtures are depreciated using the straight-line method over seven years, which is the estimated useful life of the assets. Depreciation expense incurred for the years ended December 31, 1994, 1995 and 1996 was approximately $35,700, $122,000 and $128,900, respectively.

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FHERG adopted Statement 121 and, based on current circumstances, believes there have been no impairments.

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

- Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from estimates.

- Pre-opening Costs

     Labor costs and costs of hiring and training personnel and certain other costs relating to opening new entertainment restaurant locations are capitalized until the entertainment restaurant location is open and then amortized over the subsequent 12 months. Accumulated amortization related to such entertainment restaurant locations was approximately $156,700 and $237,800 at December 31, 1995 and 1996, respectively.

- Income Taxes

     The entities comprising FHERG are limited partnerships and are taxed as such pursuant to the Internal Revenue Code and, as such, are not individually subject to federal or state income taxes because their taxable income or loss accrues to the individual partners or members. Accordingly, the accompanying combined financial statements do not include a provision for income taxes.

2.  NOTE PAYABLE

     At December 31, 1995, FHERG had an available line of credit with a bank of up to $450,000. Interest was payable on the outstanding balance at the bank's base rate plus 2%. Borrowings under the line of credit were guaranteed by several partners of FHERG. The note matured in May of 1996 and was refinanced with an installment loan with the bank (see Note 4).

3.  NOTE PAYABLE TO PARTNERS

     Note payable to partners represents notes to certain partners totaling $163,000 and $233,000 at December 31, 1995 and 1996, respectively. These notes are payable on demand and accrue interest at 10%.

4.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 consisted of the following:

                                                                           1995         1996
                                                                         --------     --------
Installment loan to bank, payable in varying monthly payments, including interest at the bank's base rate plus 2% (10.25% at
  December 31, 1996), due September 1999, secured by leasehold improvements and restaurant equipment and a guarantee from a general
  partner..............................................................  $150,901     $110,058
Installment loan to bank, payable in varying monthly payments, including interest at the bank's base rate plus 1.5% (11.25% at
  December 31, 1996), due September 2000, secured by leasehold improvements and restaurant equipment and a guarantee from several
  partners.............................................................        --      353,407
                                                                         --------     --------
                                                                          150,901      463,465
Less current portion...................................................    40,901      463,465
                                                                         --------     --------
                                                                         $110,000     $     --
                                                                         ========     ========


     In connection with the acquisition of FHERG as described in Note 8, the installment notes payable were refinanced with a short-term note payable to Total Entertainment Restaurant Corp. Accordingly, the installment notes payable have been classified as current portion of long-term debt.

                 FOX & HOUND ENTERTAINMENT AND RESTAURANT GROUP

5.  RELATED PARTY TRANSACTIONS

     FHERG utilizes certain affiliates to provide accounting, computer, administrative services and certain management services. The Company incurred fees of $1,750, $29,820 and $225,600 related to such services for fiscal years 1994, 1995 and 1996, respectively.

6.  LEASES

     FHERG leases two entertainment restaurant locations from affiliates and another from a third party. These leases are noncancelable operating leases having terms expiring between 1999 and 2000. The leases have renewal clauses of 5 to 20 years, exercisable at the option of the lessee. FHERG also leases various office, entertainment and restaurant equipment under noncancelable operating leases having terms from one to three years. Total rental expense for the years ended December 31, 1994, 1995 and 1996, was $35,886, $123,546 and
$306,280, respectively, including $22,425, $77,600 and $260,400, respectively, involving related parties.

     Minimum lease payments for the next five years and thereafter under operating leases in effect at December 31, 1996, are as follows:

                                                      RELATED      UNRELATED
                        FISCAL YEAR                   PARTIES       PARTIES       TOTAL
        --------------------------------------------  --------     ---------     --------
        1997........................................  $193,416      $36,132      $229,548
        1998........................................   178,416       36,132       214,548
        1999........................................   178,416       10,588       189,004
        2000........................................   163,548           --       163,548
        2001........................................        --           --            --
        Thereafter..................................        --           --            --

7.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The methods used by FHERG in estimating its fair value disclosures for financial instruments are as follows:

     Cash and Cash Equivalents -- The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Long-term Debt, Notes Payable and Notes Payable -- Partners -- The carrying amount of FHERG's borrowings under its short-term and long-term debt agreements approximates their fair value.


8.  EXCHANGE TRANSACTION


     On February 20, 1997, the partners of FHERG completed an Exchange Transaction whereby they exchanged all of their interests for common stock of Total Entertainment Restaurant Corp. Subsequent to the Exchange Transaction, long-term installment notes payable of $463,465 were refinanced with a short-term loan from Total Entertainment Restaurant Corp. from funds it obtained from a revolving note payable to a bank.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Bailey's Sports Grille, Inc.
Charlotte, North Carolina

     We have audited the accompanying balance sheets of Bailey's Sports Grille, Inc. ("Bailey's") as of December 26, 1995 and December 31, 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Bailey's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Bailey's as of December 26, 1995 and December 31, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 11, 1997

                          BAILEY'S SPORTS GRILLE, INC.

                                 BALANCE SHEETS
                    DECEMBER 26, 1995 AND DECEMBER 31, 1996

                                                                        1995           1996
                                                                     ----------     -----------
ASSETS
CURRENT ASSETS:
  Cash.............................................................  $  326,068     $ 1,039,532
  Accounts receivable..............................................       3,832           9,263
  Inventories......................................................      91,548         136,724
  Pre-opening costs, net (Note 2)..................................      67,057          84,101
  Prepaid expenses.................................................      49,830          90,904
                                                                     ----------     -----------
          Total current assets.....................................     538,335       1,360,524
                                                                     ----------     -----------
PROPERTY AND EQUIPMENT:
  Land.............................................................          --         600,000
  Buildings........................................................          --         650,012
  Leasehold improvements...........................................     884,858       1,434,856
  Restaurant equipment.............................................   1,094,508       1,621,071
  Furniture and equipment..........................................     939,833       1,180,642
  Computer equipment and software..................................     198,329         284,499
  Vehicles.........................................................       8,900          28,101
                                                                     ----------     -----------
          Total....................................................   3,126,428       5,799,181
  Less accumulated depreciation and amortization...................    (732,813)     (1,187,513)
                                                                     ----------     -----------
          Property and equipment, net..............................   2,393,615       4,611,668
                                                                     ----------     -----------
OTHER ASSETS, NET (Note 2).........................................      14,138          87,189
                                                                     ----------     -----------
TOTAL..............................................................  $2,946,088     $ 6,059,381
                                                                     ==========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................  $   18,749     $   143,142
  Accrued liabilities:
     Payroll and related expenses..................................      88,717         164,671
     Sales tax payable.............................................      37,285          67,219
     Interest......................................................       4,128          25,350
     Other.........................................................      68,204         142,374
  Long-term debt to stockholders, current portion..................     287,106       3,760,381
                                                                     ----------     -----------
          Total current liabilities................................     504,189       4,303,137
                                                                     ----------     -----------
LONG-TERM DEBT TO STOCKHOLDERS (Note 4)............................   1,532,252              --
                                                                     ----------     -----------
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY (Note 1):
  Common stock of combined companies as of December 26, 1995.......      42,440              --
  Common stock, no par value, 100,000 shares authorized, 10,000
     issued and outstanding at December 31, 1996...................          --          42,880
  Additional paid-in capital.......................................      20,160          39,720
  Retained earnings................................................     867,047       1,673,644
                                                                     ----------     -----------
          Total....................................................     929,647       1,756,244
  Less note receivable -- stockholder (Note 3).....................     (20,000)             --
                                                                     ----------     -----------
          Total stockholders' equity...............................     909,647       1,756,244
                                                                     ----------     -----------
TOTAL..............................................................  $2,946,088     $ 6,059,381
                                                                     ==========     ===========

                       See notes to financial statements.

                          BAILEY'S SPORTS GRILLE, INC.


                              STATEMENTS OF INCOME



                                                           YEAR ENDED                          FOR THE
                                         ----------------------------------------------     51 DAYS ENDED
                                         DECEMBER 27,     DECEMBER 26,     DECEMBER 31,     FEBRUARY 20,
                                             1994             1995             1996             1997
                                         ------------     ------------     ------------     -------------
                                                                                             (UNAUDITED)
NET SALES:
  Food and beverage....................   $2,244,626       $4,262,630       $7,420,320       $ 1,202,905
  Gaming and vending...................      683,857        1,070,891        1,892,075           333,576
                                         -----------      -----------      -----------       -----------
          Total........................    2,928,483        5,333,521        9,312,395         1,536,481
                                         -----------      -----------      -----------       -----------
COSTS AND EXPENSES:
  Cost of sales........................      754,072        1,410,085        2,456,763           392,693
  Operating expenses...................    1,377,053        2,400,773        3,773,007           697,543
  General and administrative                                                                     198,949
     expenses..........................      312,474          491,693          919,112
  Depreciation and amortization........      168,605          304,460          454,700            98,258
                                         -----------      -----------      -----------       -----------
          Total........................    2,612,204        4,607,011        7,603,582         1,387,443
                                         -----------      -----------      -----------       -----------
INCOME FROM OPERATIONS.................      316,279          726,510        1,708,813           149,038
                                         -----------      -----------      -----------       -----------
OTHER INCOME (EXPENSE):
  Interest expense.....................      (56,299)        (125,120)        (237,002)          (40,510)
  Other income (expense)...............      (10,086)           1,041           29,824                --
                                         -----------      -----------      -----------       -----------
          Total........................      (66,385)        (124,079)        (207,178)          (40,510)
                                         -----------      -----------      -----------       -----------
NET INCOME.............................   $  249,894       $  602,431       $1,501,635       $   108,528
                                         ===========      ===========      ===========       ===========


                       See notes to financial statements

                          BAILEY'S SPORTS GRILLE, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                  COMMON      ADDITIONAL      RETAINED          NOTES
                                   STOCK       PAID-IN        EARNINGS       RECEIVABLE-
                                 (NOTE 1)      CAPITAL        (DEFICIT)      STOCKHOLDER        TOTAL
                                  -------     ----------     -----------     -----------     -----------
BALANCE, DECEMBER 28, 1993......  $21,000       $   600      $   395,722       $     --      $   417,322
  Net income....................       --            --          249,894             --          249,894
  Issuance of common stock......    1,000            --               --             --            1,000
  Stockholder distributions.....       --            --          (95,000)            --          (95,000)
                                  -------       -------      -----------       --------      -----------
BALANCE, DECEMBER 27, 1994......   22,000           600          550,616             --          573,216
  Net income....................       --            --          602,431             --          602,431
  Issuance of common stock......   20,440        19,560               --        (20,000)          20,000
  Stockholder distributions.....       --            --         (286,000)            --         (286,000)
                                  -------       -------      -----------       --------      -----------
BALANCE, DECEMBER 26, 1995......   42,440        20,160          867,047        (20,000)         909,647
  Net income....................       --            --        1,501,635             --        1,501,635
  Issuance of common stock......      440        19,560               --        (20,000)              --
  Repayment of notes
     receivable --
     stockholder................       --            --               --         40,000           40,000
  Stockholder distributions.....       --            --         (695,038)            --         (695,038)
                                  -------       -------      -----------       --------      -----------
BALANCE, DECEMBER 31, 1996......   42,880        39,720        1,673,644             --        1,756,244
  Net income (unaudited)........       --            --          108,528             --          108,528
  Stockholder distributions
     (unaudited)................       --            --       (1,984,203)            --       (1,984,203)
                                  -------       -------      -----------       --------      -----------
BALANCE, FEBRUARY 20, 1997
  (unaudited)...................  $42,880       $39,720      $  (202,031)            --      $  (119,431)
                                  =======       =======      ===========       ========      ===========


                       See notes to financial statements.

                          BAILEY'S SPORTS GRILLE, INC.


                            STATEMENTS OF CASH FLOWS



                                                          YEAR ENDED
                                          ------------------------------------------      FOR THE
                                          DECEMBER 27,   DECEMBER 26,   DECEMBER 31,   51 DAYS ENDED
                                              1994           1995           1996       FEBRUARY 20,
                                          ------------   ------------   ------------       1997
                                                                                       -------------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $    249,894   $    602,431   $  1,501,635    $   108,528
                                          ------------   ------------   ------------   -------------
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization......       168,605        304,460        578,171         98,258
     (Increase) decrease in accounts
       receivable.......................        74,607          2,710         (5,431)         1,617
     Increase in inventories............       (15,782)       (45,399)       (45,176)       (50,629)
     Increase in preopening costs.......        (6,860)       (60,197)      (138,157)       (43,767)
     Increase in prepaid expenses and
       other current assets.............        (5,665)       (31,499)       (41,074)       (11,905)
     (Increase) decrease in other
       assets...........................        61,267         (9,881)       (75,409)         4,939
     Increase (decrease) in accounts
       payable..........................       (51,102)          (427)       124,393       (108,945)
     Increase (decrease) in accrued
       liabilities......................        50,787        112,441        191,280        (32,313)
                                          ------------   ------------   ------------   -------------
          Net adjustments...............       275,857        272,208        588,597       (142,744)
                                          ------------   ------------   ------------   -------------
          Net cash provided by (used in)
            operating activities........       525,751        874,639      2,090,232        (34,216)
                                          ------------   ------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES --
  Capital expenditures..................    (1,063,392)    (1,405,076)    (2,672,753)      (459,192)
                                          ------------   ------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings..................       509,000      1,177,676      2,745,799             --
  Payments on long-term debt............      (229,190)      (235,358)      (794,776)    (3,760,381)
  Distributions to stockholders.........       (95,000)      (286,000)      (695,038)    (1,984,203)
  Note payable to parent................            --             --             --      5,603,181
  Repayment of notes receivable --
     stockholder........................         1,000             --         40,000             --
                                          ------------   ------------   ------------   -------------
          Net cash provided by (used in)
            financing activities........       185,810        656,318      1,295,985       (141,403)
                                          ------------   ------------   ------------   -------------
NET INCREASE (DECREASE) IN CASH.........      (351,831)       125,881        713,464       (634,812)
CASH, BEGINNING OF YEAR.................       552,018        200,187        326,068      1,039,532
                                          ------------   ------------   ------------   -------------
CASH, END OF YEAR.......................  $    200,187   $    326,068   $  1,039,532    $   404,720
                                           ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- Cash paid during the
  year for interest.....................  $     52,369   $    143,588   $    214,754    $    65,860
NONCASH FINANCING ACTIVITIES -- In 1995,
  Bailey's converted $20,000 of notes
  payable to stockholders to common
  stock representing the initial
  capitalization of one new store.


                       See notes to financial statements.

                          BAILEY'S SPORTS GRILLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     YEARS ENDED DECEMBER 27, 1994, DECEMBER 26, 1995 AND DECEMBER 31, 1996

    (INFORMATION WITH RESPECT TO DATA AFTER DECEMBER 31, 1996 IS UNAUDITED)


1.  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Bailey's Sports Grille, Inc. ("Bailey's") operates eight entertainment restaurant locations in North Carolina, South Carolina, Tennessee and Arkansas under the name Bailey's Sports Grille. Bailey's was formed pursuant to a merger of eight separate corporate entities in August 1996, each operating as a Bailey's Sports Grille entertainment restaurant location. No change in relative ownership interests occurred as a result of this merger, and therefore, no change in basis was recorded relative to any combining company's assets and liabilities. The stated value of Bailey's stock upon formation was $42,440, an amount equal to the combined par value of the predecessor combined entities. From January 1995 through the August 1996 merger, the separate entities had common ownership and management and significant interrelated activities. As such, they were combined in the accompanying financial statements for that period. All significant intercompany accounts have been eliminated for fiscal years 1994, 1995 and 1996.

     The following summarizes the entities whose accounts are included in the accompanying combined financial statements as of December 27, 1994 and December 26, 1995:

                                                                         1994                1995
                                                                   -----------------   ----------------
                                         PAR VALUE/     SHARES     SHARES      PAR     SHARES     PAR
            NAME OF ENTITY                 SHARE      AUTHORIZED   ISSUED     VALUE    ISSUED    VALUE
---------------------------------------  ----------   ----------   -------   -------   ------   -------
Charlotte Billiards Club, Inc. ........    $1.00        100,000     10,000   $10,000   10,200   $10,200
Creative Billiards, Inc. ..............    $1.00        100,000     10,000    10,000   10,200    10,200
Bailey's of Greenville, Inc. ..........    $0.10         10,200     10,000     1,000   10,200     1,020
Bailey's of Nashville, Inc. ...........    $1.00        100,000         --        --   10,000    10,000
Bailey's of Knoxville, Inc. ...........    $1.00        100,000         --        --   10,000    10,000
Bailey's of North Little Rock, Inc. ...    $1.00          1,020      1,000     1,000    1,020     1,020
                                                                             -------            -------
                                                                             $22,000            $42,440
                                                                             =======            =======

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES -- Inventories, which consist of food, beverage, and merchandise, are reported at the lower of cost or market determined on the first-in, first-out method.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Repair and maintenance costs which do not enhance the value of, or increase the useful life of, the assets are expensed as incurred. Depreciation is calculated using the straight-line method over the following estimated useful service lives:

        Building.........................................................     30 years
        Restaurant Equipment.............................................      7 years
        Furniture and equipment..........................................      7 years
        Computer equipment...............................................      5 years
        Vehicles.........................................................      3 years

     Leasehold improvements are amortized on the straight-line method over the lesser of 20 years or the estimated useful lives of the assets.

     PRE-OPENING COSTS -- Labor costs and certain other incremental costs relating to opening new entertainment restaurant locations are capitalized until the store is open and then amortized over the subsequent twelve months. The net carrying value of pre-opening costs at December 27, 1994, December 26, 1995 and December 31, 1996 was $6,860, $67,057 and $84,101, respectively. Accumulated amortization was $14,839, $55,510 and $174,005 at December 27, 1994, December 26, 1995 and December 31, 1996, respectively.

                          BAILEY'S SPORTS GRILLE, INC.

     ORGANIZATION COSTS -- Legal and professional costs and other costs related to corporate organization are capitalized and then amortized on a straight-line basis over five years. The net carrying value of organization costs and accumulated amortization at December 31, 1996 was $53,749 and $4,812, respectively. No such organization costs were capitalized in 1994 and 1995.

     FISCAL YEAR -- Bailey's fiscal year ends on the last Tuesday before December 31, with both 1994 and 1995 representing 52 weeks of operations and 1996 representing 53 weeks.

     INCOME TAX STATUS -- Bailey's has elected S corporation status for income tax purposes. As such, income taxes on earnings of Bailey's are the responsibility of the shareholders individually and, accordingly, are not reflected in the accompanying financial statements. The separate entities which were merged into Bailey's in August 1996 also had elected S corporation status.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 financial statement presentation.


     UNAUDITED INTERIM FINANCIAL DATA -- The interim financial data for the 51 days ended February 20, 1997, included herein, are unaudited and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of financial position and the results of operations and cash flows for such interim period.


3.  NOTES RECEIVABLE -- STOCKHOLDER

     In March 1995 and January 1996, Bailey's issued 620 shares of common stock to an individual in return for notes receivables totaling $40,000, with interest at 8-1/2% per year. In June 1996, the individual sold all of his shares to two existing stockholders and repaid the outstanding notes receivable to Bailey's in full. At December 26, 1995, one of these notes in the amount of $20,000 is shown as a reduction of stockholders' equity.

4.  FINANCING ARRANGEMENTS

     Bailey's stockholders had an unsecured financing arrangement with a bank that provided for total availability of $5,100,000 to be used to establish six entertainment restaurant locations at $700,000 each and $900,000 to finance the purchase of property related to one additional entertainment restaurant location. Bailey's received the proceeds under this financing arrangement when executed, and established a corresponding note payable to stockholders. The original repayment terms and interest rate charged for this stockholder debt represented the same terms as the stockholder bank loan. Amounts payable to stockholders under this arrangement totaled $388,040, $1,204,544 and $3,667,187 at December 27, 1994, December 26, 1995 and December 31, 1996, respectively.

                          BAILEY'S SPORTS GRILLE, INC.

     The following is a summary of amounts payable under all financing arrangements at December 26, 1995 and December 31, 1996:

                                                                       1995         1996
                                                                    ----------   ----------
    Stockholder notes, refinanced in 1997.........................  $1,204,544   $3,667,187
    Other amounts advanced by stockholders........................     614,814       93,194
                                                                    ----------   ----------
                                                                     1,819,358    3,760,381
    Less current portion..........................................     287,106    3,760,381
                                                                    ----------   ----------
    Long-term portion.............................................  $1,532,252   $       --
                                                                    ==========   ==========

     In connection with the February 20, 1997 acquisition of Bailey's as described in Note 7, the stockholder notes have been refinanced with a short-term loan from Total Entertainment Restaurant Corp. Accordingly, the stockholder notes have been classified within current liabilities as of December 31, 1996.

     In February 1997, the other amounts advanced by stockholders were repaid in full, and as such, have been classified within current liabilities as of December 31, 1996.

5.  OPERATING LEASES


     Bailey's leases of entertainment restaurant locations have been classified as operating leases. Original lease terms range from 3 to 5 years, but all have renewal options which cover periods ranging from 6 to 27 years. The lease agreements provide for minimum rental payments or a rental payment based upon a percentage of sales, whichever is greater. For the years ended December 27, 1994, December 26, 1995, December 31, 1996 and for the 51 days ended February 20, 1997, (unaudited), no contingent rental expense was incurred.


     Future payments under all noncancelable operating leases are as follows:

                                                                           OPERATING
                                      YEAR                                   LEASES
        -----------------------------------------------------------------  ----------
        1997.............................................................  $  609,056
        1998.............................................................     548,333
        1999.............................................................     361,477
        2000.............................................................     211,259
        2001.............................................................     144,143
        Thereafter.......................................................     532,044
                                                                           ----------
             Total.......................................................  $2,406,312
                                                                           ==========


     Total lease expense for the years ended December 27, 1994, December 26, 1995, December 31, 1996 and for the 51 days ended February 20, 1997 (unaudited) was $230,203, $322,863, $455,192 and $71,776, respectively.


6.  RELATED PARTY TRANSACTIONS

     During 1996, Bailey's purchased $72,110 of inventory from a company which is owned by a stockholder. Amounts payable to this company totaled $11,192 at December 31, 1996.

7.  SUBSEQUENT EVENTS


     On February 20, 1997, all of the outstanding shares of stock of Bailey's were acquired in an exchange of stock with Total Entertainment Restaurant Corp., a holding company formed to own and operate entertainment restaurant location. Subsequent to this transaction, Bailey's distributed $1,984,203 to its previous shareholders, of which $1,675,332 was funded through a loan from Total Entertainment Restaurant Corp. Additionally, Total Entertainment Restaurant Corp. refinanced $3,913,118 of stockholder notes with a short-term loan (see
Note 4).


                                    *******

===================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the shares of Common Stock to which it relates or an offer to sell or a solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date of this Prospectus.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------


                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    6
Use of Proceeds.....................   10
Dividend Policy.....................   10
Capitalization......................   11
Dilution............................   12
Selected Historical Financial
  Data..............................   13
Pro Forma Combined Condensed
  Statements of Operations..........   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   18
Business............................   23
Management..........................   30
Certain Transactions................   35
Principal Stockholders..............   37
Description of Capital Stock........   38
Shares Eligible For Future Sale.....   39
Underwriting........................   40
Legal Matters.......................   41
Experts.............................   41
Available Information...............   42
Index to Financial Statements.......  F-1


                          ----------------------------

     Until          , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===================================================
===================================================


                                2,100,000 SHARES


                              TOTAL ENTERTAINMENT

                                RESTAURANT CORP.
                                  COMMON STOCK
                          ----------------------------

                                   PROSPECTUS

                          ----------------------------
                             MONTGOMERY SECURITIES
                                       , 1997

===================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses (other than selling commissions and other fees paid to the Underwriters) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee and the NASD filing fee, all amounts shown are estimates.


    Registration fee........................................................  $  7,666.67
    NASD filing fee.........................................................  $  3,030.00
    Nasdaq listing expenses.................................................  $ 42,500.00
    Blue sky fees and expenses (including legal and filing fees)............  $ 10,000.00
    Printing expenses (other than stock certificates).......................  $110,000.00
    Printing and engraving of stock certificates............................  $  2,000.00
    Legal fees and expenses (other than Blue sky)...........................  $175,000.00
    Accounting fees and expenses............................................  $280,000.00
    Transfer Agent and Registrar fees and expenses..........................  $ 10,000.00
    Miscellaneous expenses..................................................  $ 84,803.33
                                                                              -----------
              Total.........................................................  $725,000.00
                                                                              ===========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

     The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Registrant and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant has entered into Indemnification Agreements with each of its directors and officers whereby it has agreed to indemnify each director and officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director, officer, employee or agent of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On February 20, 1997, the Company entered into an Exchange Agreement with the stockholders of four corporations (the "Subsidiary Corporations,") and certain limited partners of four Texas limited partnerships (the "Subsidiary Limited Partnerships"). Pursuant to the Exchange, the Company became the owner of the eight then-existing Bailey's entertainment restaurants and the three Fox & Hound entertainment restaurants. The Company issued 8,000,000 shares of its Common Stock in exchange for all of the outstanding stock of the Subsidiary Corporations and certain outstanding limited partnership interests of the Subsidiary Limited Partnerships not owned by the Subsidiary Corporations. The Subsidiary Corporations and Subsidiary Limited Partnerships thereby became wholly-owned subsidiaries of the Company. The transaction constituted an exchange of property under Section 351 of the Internal Revenue Code of 1986, as amended. There were no underwriting discounts or commissions paid in connection with the issuance of any of these securities. The issuance of these securities are claimed to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an Issuer not involving a public offering. The securities were issued to persons who purchased with an investment intent and not with the intent to distribute such securities. In addition, there are restrictions on their ability to transfer the securities. These persons had a pre-existing relationship with the Company and are sophisticated persons with substantial investment experience. All certificates representing the shares have been properly legended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS.

     (a) Exhibits:


    NUMBER                               DESCRIPTION OF EXHIBIT
  -----------  -------------------------------------------------------------------------------
    1.1    --  Form of Underwriting Agreement.*
    2.1    --  Form of Stock for Stock Exchange Agreement between the Registrant, the
               Shareholders of F&H Restaurant Corp., Fox & Hound, Inc., Fox & Hound II, Inc.
               and Bailey's Sports Grille, Inc. and Certain Limited Partners of N. Collins
               Entertainment, Ltd., 505 Entertainment, Ltd., Midway Entertainment, Ltd. and
               F&H Dallas, L.P., dated February 20, 1997.
    3.1    --  Certificate of Incorporation of the Registrant.
    3.1.1  --  Amendment to the Certificate of Incorporation of the Registrant.*
    3.2    --  By-laws of the Registrant.
    4.1    --  Specimen Certificate of the Registrant's Common Stock.*
    5.1    --  Opinion of Olshan Grundman Frome & Rosenzweig LLP.*
   10.1    --  Form of Services Agreement between the Registrant and Coulter Enterprises,
               Inc.*
   10.2    --  Form of Employment Agreement between the Registrant and Gary M. Judd.*
   10.3    --  Form of Employment Agreement between the Registrant and James K. Zielke.*
   10.4    --  Form of 1997 Incentive and Nonqualified Stock Option Plan of the Registrant.
   10.5    --  Form of 1997 Directors' Stock Option Plan of the Registrant.
   10.6    --  Form of Indemnification Agreement for officers and directors of the Registrant.
   10.7    --  Confidentiality and Non-Competition Agreement among F&H Dallas, L.P., Midway
               Entertainment, Ltd., N. Collins Entertainment, Ltd., 505 Entertainment, Ltd.
               and Jamie B. Coulter, dated December 6, 1996.
   10.8    --  Non-Competition, Confidentiality and Non-Solicitation Agreement between the
               Registrant and Dennis L. Thompson, dated February 20, 1997.
   10.9    --  Non-Competition, Confidentiality and Non-Solicitation Agreement between the
               Registrant and Thomas A. Hager, dated February 20, 1997.
   10.10   --  Lease by and between Real Alchemy, I, L.P. and Midway Entertainment, Ltd.,
               dated June 1, 1995.
   10.11   --  First Amendment to Lease by and between Real Alchemy I, L.P. and Midway
               Entertainment, Ltd., dated February 20, 1996.
   10.12   --  Amendment to Lease by and between Real Alchemy I, L.P. and Midway
               Entertainment, Ltd., dated December 6, 1996.
   10.13   --  Lease by and between 505 Center, L.P. and 505 Entertainment, Ltd., dated
               January 31, 1994.
   10.14   --  Amendment to Lease by and between 505 Center, L.P. and 505 Entertainment, Ltd., dated December 6, 1996.
   10.15   --  Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated
               November 14, 1996.
   10.16   --  Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated
               December 6, 1996.
   10.17   --  Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated
               January 3, 1997.
   10.18   --  Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated
               January 21, 1997.

    NUMBER                               DESCRIPTION OF EXHIBIT
  -----------
             -------------------------------------------------------------------------------
   10.19  -- Promissory Note to Intrust Bank, N.A., issued by the Registrant, dated February
             25, 1997.
   10.20  -- Commercial Guaranty to Intrust Bank, N.A., issued by Jamie B. Coulter, dated
             February 25, 1997.
   10.21  -- Promissory Note to Dennis L. Thompson, issued by Bailey's of Nashville, Inc., dated July 11, 1995.
   10.22  -- Promissory Note to Thomas A. Hager, issued by Bailey's of Nashville, Inc., dated July 11, 1995.
   10.23  -- Promissory Note to Dennis L. Thompson, issued by Bailey's of Greenville, Inc., dated October 4, 1994.
   10.24  -- Promissory Note to Thomas A. Hager, issued by Bailey's of Greenville, Inc., dated October 4, 1994.
   10.25  -- NationsBank, N.A. Loan Agreement by and among NationsBank, N.A., Dennis L.
             Thompson, Thomas A. Hager, Octavio J. Ponce, Patrick C.Boyd and C. Wells Hall,
             III, dated August 8, 1996.
   10.26  -- Credit Agreement (Individuals) by and among NationsBank, N.A., Dennis L.
             Thompson, Thomas A. Hager, Octavio J. Ponce, Patrick C. Boyd, C. Wells Hall,
             III and James E. Harris, as Guarantor, dated as of August 8, 1996.
   21.1   -- Subsidiaries of Registrant.
   23.1   -- Consent of Ernst & Young LLP.*
   23.2   -- Consent of Deloitte & Touche LLP.*
   23.3   -- Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in Exhibit 5.1).*
   24.1   -- Powers of Attorney (included on the signature page of this Registration
             Statement).*
   27.1   -- Financial Data Schedule.*
   99.1   -- Consent of Thomas A. Hager to serve as a director.
   99.2   -- Consent of Steven Wolosky to serve as a director.
   99.3   -- Consent of William F. Orthwein to serve as a director.
   99.4   -- Consent of Christopher Goldsbury to serve as a director.


---------------

  * Filed herewith


     (b) Financial Statement Schedules: Omitted as not being required.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted form the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and

          (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Dallas, State of Texas, on the 23rd day of June, 1997.


                                          TOTAL ENTERTAINMENT
                                          RESTAURANT CORP.


                                          By: /s/ GARY M. JUDD

                                            ------------------------------------

                                            Gary M. Judd,

                                            Chief Executive Officer, President
                                              and Chief
                                            Operating Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints JAMIE B. COULTER and GARY M. JUDD, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                   TITLE                        DATE
------------------------------------------  --------------------------------------  ---------------

           /s/ JAMIE B. COULTER             Chairman of the Board of Directors        June 23, 1997
------------------------------------------
             Jamie B. Coulter

             /s/ GARY M. JUDD               Chief Executive Officer, President        June 23, 1997
------------------------------------------  (principal executive officer), Chief
               Gary M. Judd                 Operating Officer and Director

           /s/ JAMES K. ZIELKE              Chief Financial Officer (principal        June 23, 1997
------------------------------------------  financial and accounting officer) and
             James K. Zielke                Secretary

                    *                       Director                                  June 23, 1997
------------------------------------------
            Dennis L. Thompson

        *By: /s/ JAMIE B. COULTER
------------------------------------------
             Jamie B. Coulter
             Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
    NUMBER                          DESCRIPTION OF EXHIBIT                               PAGE
  -----------   --------------------------------------------------------------------  ------------
    1.1    --   Form of Underwriting Agreement.*
    2.1    --   Form of Stock for Stock Exchange Agreement between the Registrant, the Shareholders of F&H Restaurant Corp., Fox & Hound, Inc., Fox &
                Hound II, Inc. and Bailey's Sports Grille, Inc. and Certain Limited
                Partners of N. Collins Entertainment, Ltd., 505 Entertainment, Ltd.,
                Midway Entertainment, Ltd. and F&H Dallas, L.P., dated February 20,
                1997.
    3.1    --   Certificate of Incorporation of the Registrant.
    3.1.1  --   Amendment to the Certificate of Incorporation of the Registrant.*
    3.2    --   By-laws of the Registrant.
    4.1    --   Specimen Certificate of the Registrant's Common Stock.*
    5.1    --   Opinion of Olshan Grundman Frome & Rosenzweig LLP.*
   10.1    --   Form of Services Agreement between the Registrant and Coulter
                Enterprises, Inc.*
   10.2    --   Form of Employment Agreement between the Registrant and Gary M.
                Judd.*
   10.3    --   Form of Employment Agreement between the Registrant and James K.
                Zielke.*
   10.4    --   Form of 1997 Incentive and Nonqualified Stock Option Plan of the
                Registrant.
   10.5    --   Form of 1997 Directors' Stock Option Plan of the Registrant.
   10.6    --   Form of Indemnification Agreement for officers and directors of the
                Registrant.
   10.7    --   Confidentiality and Non-Competition Agreement among F&H Dallas,
                L.P., Midway Entertainment, Ltd., N. Collins Entertainment, Ltd.,
                505 Entertainment, Ltd. and Jamie B. Coulter, dated December 6,
                1996.
   10.8    --   Non-Competition, Confidentiality and Non-Solicitation Agreement
                between the Registrant and Dennis L. Thompson, dated February 20,
                1997.
   10.9    --   Non-Competition, Confidentiality and Non-Solicitation Agreement
                between the Registrant and Thomas A. Hager, dated February 20, 1997.
   10.10   --   Lease by and between Real Alchemy, I, L.P. and Midway Entertainment,
                Ltd., dated June 1, 1995.
   10.11   --   First Amendment to Lease by and between Real Alchemy I, L.P. and
                Midway Entertainment, Ltd., dated February 20, 1996.
   10.12   --   Amendment to Lease by and between Real Alchemy I, L.P. and Midway
                Entertainment, Ltd., dated December 6, 1996.
   10.13   --   Lease by and between 505 Center, L.P. and 505 Entertainment, Ltd., dated January 31, 1994.
   10.14   --   Amendment to Lease by and between 505 Center, L.P. and 505
                Entertainment, Ltd., dated December 6, 1996.
   10.15   --   Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated November 14, 1996.
   10.16   --   Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated December 6, 1996.
   10.17   --   Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated January 3, 1997.

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
    NUMBER                          DESCRIPTION OF EXHIBIT                             PAGE
  -----------
             --------------------------------------------------------------------  ------------
   10.18  -- Promissory Note to Jamie B. Coulter, issued by F&H Restaurant Corp., dated January 21, 1997.
   10.19  -- Promissory Note to Intrust Bank, N.A., issued by the Registrant, dated February 25, 1997.
   10.20  -- Commercial Guaranty to Intrust Bank, N.A., issued by Jamie B.
             Coulter, dated February 25, 1997.
   10.21  -- Promissory Note to Dennis L. Thompson, issued by Bailey's of
             Nashville, Inc., dated July 11, 1995.
   10.22  -- Promissory Note to Thomas A. Hager, issued by Bailey's of Nashville,
             Inc., dated July 11, 1995.
   10.23  -- Promissory Note to Dennis L. Thompson, issued by Bailey's of
             Greenville, Inc., dated October 4, 1994.
   10.24  -- Promissory Note to Thomas A. Hager, issued by Bailey's of
             Greenville, Inc., dated October 4, 1994.
   10.25  -- NationsBank, N.A. Loan Agreement by and among NationsBank, N.A.,
             Dennis L. Thompson, Thomas A. Hager, Octavio J. Ponce, Patrick
             C.Boyd and C. Wells Hall, III, dated August 8, 1996.
   10.26  -- Credit Agreement (Individuals) by and among NationsBank, N.A.,
             Dennis L. Thompson, Thomas A. Hager, Octavio J. Ponce, Patrick C.
             Boyd, C. Wells Hall, III and James E. Harris, as Guarantor, dated as of August 8, 1996.
   21.1   -- Subsidiaries of Registrant.
   23.1   -- Consent of Ernst & Young LLP.*
   23.2   -- Consent of Deloitte & Touche LLP.*
   23.3   -- Consent of Olshan Grundman Frome & Rosenzweig LLP (contained in
             Exhibit 5.1).*
   24.1   -- Powers of Attorney (included on the signature page of this
             Registration Statement).*
   27.1   -- Financial Data Schedule.*
   99.1   -- Consent of Thomas A. Hager to serve as a director.
   99.2   -- Consent of Steven Wolosky to serve as a director.
   99.3   -- Consent of William F. Orthwein to serve as a director.
   99.4   -- Consent of Christopher Goldsbury to serve as a director.


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  * Filed herewith